Form 10-K, Exhibit 13
period 1996-12-31
PRUDENTIAL BACHE OPTIMAX FUTURES FUND LP
filed 1997-03-28
CIK 866533

                                                         1996
--------------------------------------------------------------------------------
Prudential-Bache                                         Annual
OptiMax Futures Fund, L.P.                               Report

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                       Letter to Limited Partners

                         1177 Avenue of the Americas      Telephone 212 596 7000
                         New York, NY 10036               Facsimile 212 596 8910

Price Waterhouse LLP                                      (LOGO)

                       Report of Independent Accountants

January 29, 1997

To the General Partner and
Limited Partners of
Prudential-Bache OptiMax Futures Fund, L.P.

In our opinion, the accompanying statement of financial condition and the related statements of operations and of changes in partners' capital present fairly, in all material respects, the financial position of Prudential-Bache OptiMax Futures Fund, L.P. (the 'Partnership') at December 31, 1996, and the results of its operations and the changes in its partners' capital for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the general partner; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the general partner, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Deloitte &
   Touche LLP
                        --------------------------------------------------------
                        Two World Financial Center Telephone: (212) 436-2000 New York, New York 10281-1414 Facsimile: (212) 436-5000


                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Prudential-Bache OptiMax Futures Fund, L.P.

We have audited, by unit classes and in total, the accompanying statements of financial condition of Prudential-Bache OptiMax Futures Fund, L.P. as of December 31, 1995 and the related statements of operations and changes in partners' capital for the years ended December 31, 1995 and 1994.
These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, by unit classes and in total, in all material respects, the financial position of Prudential-Bache OptiMax Futures Fund, L.P. as of December 31, 1995 and the results of its operations for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.

/s/  Deloitte & Touche LLP

January 29, 1996, except as matters with respect to the new
  OptiMax Units as to which the date is March 17, 1997

-----------------
Deloitte Touche
Tohmatsu
International
-----------------
                                       2A

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                        STATEMENT OF FINANCIAL CONDITION

                                                                                    December 31,
                                                                                        1996
---------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                                 $ 3,794,460
U.S. Treasury bills, at amortized cost                                                11,147,656
Net unrealized gain on open commodity positions                                          558,306
Options, at market, net                                                                   36,701
                                                                                  -----------------
Total assets                                                                         $15,537,123
                                                                                  -----------------
                                                                                  -----------------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Redemptions payable                                                                  $   965,306
Accrued expenses                                                                         141,854
Incentive fees payable                                                                    97,630
Management fees payable                                                                   30,821
Other transaction fees payable                                                             2,511
                                                                                  -----------------
Total liabilities                                                                      1,238,122
                                                                                  -----------------
Commitments
Partners' capital
Limited partners (99,334.759 OptiMax Units outstanding)                               14,155,921
General partner (1,004.000 OptiMax Units outstanding)                                    143,080
                                                                                  -----------------
Total partners' capital                                                               14,299,001
                                                                                  -----------------
Total liabilities and partners' capital                                              $15,537,123
                                                                                  -----------------
                                                                                  -----------------
Net asset value per limited and general partnership units (the 'OptiMax
Units')                                                                              $    142.51
                                                                                  -----------------
                                                                                  -----------------
---------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of this statement

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                      December 31, 1995
                                                       ------------------------------------------------
                                                         A Units          B Units        Combined Units
-------------------------------------------------------------------------------------------------------
ASSETS
Cash                                                   $ 1,968,058       $  424,826       $  2,392,884
U.S. Treasury bills, at amortized cost                   7,105,513        1,596,924          8,702,437
Net unrealized gain on open commodity positions            737,453          161,880            899,333
Options, at market                                          12,772            2,804             15,576
                                                       ------------     ------------     --------------
Net equity                                               9,823,796        2,186,434         12,010,230
Reserve assets, at amortized cost                        7,960,611               --          7,960,611
Unrealized gain on reserve assets                           44,012               --             44,012
Organizational costs, net                                    2,858              346              3,204
                                                       ------------     ------------     --------------
Total assets                                           $17,831,277       $2,186,780       $ 20,018,057
                                                       ------------     ------------     --------------
                                                       ------------     ------------     --------------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Redemptions payable                                    $ 1,020,444       $  139,535       $  1,159,979
Accrued expenses                                           102,876           16,602            119,478
Management fees payable                                     21,411            4,776             26,187
Other transaction fees payable                               2,305              505              2,810
                                                       ------------     ------------     --------------
Total liabilities                                        1,147,036          161,418          1,308,454
                                                       ------------     ------------     --------------
Commitments
Partners' capital
Limited partners (125,014.001 Class A Units and
  14,997.679 Class B Units outstanding)                 16,016,742        1,944,752         17,961,494
General partner (5,210 Class A Units and
  621.669 Class B Units outstanding)                       667,499           80,610            748,109
                                                       ------------     ------------     --------------
Total partners' capital                                 16,684,241        2,025,362         18,709,603
                                                       ------------     ------------     --------------
Total liabilities and partners' capital                $17,831,277       $2,186,780       $ 20,018,057
                                                       ------------     ------------     --------------
                                                       ------------     ------------     --------------
Net asset value per limited and general partnership
units (the 'Class A Units' and the 'Class B Units'
and collectively, the 'Combined Units')                $    128.12       $   129.67       $     128.29
                                                       ------------     ------------     --------------
                                                       ------------     ------------     --------------
-------------------------------------------------------------------------------------------------------
                    The accompanying notes are an integral part of these statements

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                            STATEMENTS OF OPERATIONS

                                                             Total
                                                             Units              Combined Units
                                                           ----------     --------------------------
                                                                    Year ended December 31,
                                                           -----------------------------------------
                                                              1996           1995           1994
----------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on commodity transactions         $3,249,181     $2,450,448     $   (87,493)
Change in net unrealized gain on open commodity
  positions                                                  (376,934)      (523,992)       (330,097)
Change in unrealized gain/loss on reserve assets              (44,012)        51,479      (1,225,966)
Interest from U.S. Treasury bills                             542,880        497,168         446,683
Interest from reserve assets                                  147,823        647,621         732,748
Realized gain on reserve assets                                 2,149         12,584         680,060
                                                           ----------     ----------     -----------
                                                            3,521,087      3,135,308         215,935
                                                           ----------     ----------     -----------

EXPENSES
Commissions                                                 1,116,092        940,879       1,200,221
Other transaction fees                                         66,954         62,885          83,728
Letter of credit fees                                          36,621        166,923         200,832
Management fees                                               346,071        304,116         371,789
Incentive fees                                                186,834         54,466          77,705
General and administrative                                    214,278        171,994         163,164
Amortization of organizational costs                            3,204         29,216          35,406
                                                           ----------     ----------     -----------
                                                            1,970,054      1,730,479       2,132,845
                                                           ----------     ----------     -----------
Net income (loss)                                          $1,551,033     $1,404,829     $(1,916,910)
                                                           ----------     ----------     -----------
                                                           ----------     ----------     -----------
ALLOCATION OF NET INCOME (LOSS)
Limited partners                                           $1,538,489     $1,354,422     $(1,865,249)
                                                           ----------     ----------     -----------
                                                           ----------     ----------     -----------
General partner                                            $   12,544     $   50,407     $   (51,661)
                                                           ----------     ----------     -----------
                                                           ----------     ----------     -----------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                      SCHEDULE TO STATEMENTS OF OPERATIONS

                                                    OptiMax        Class A        Class B         Total             Class A
                                                     Units          Units          Units          Units              Units
                                                 -------------   ------------   -----------   -------------      -------------
                                                  Nine months                                     Year               Year
                                                     ended              Three months              ended              ended
                                                 December 31,              ended              December 31,       December 31,
                                                     1996              March 31, 1996             1996               1995
------------------------------------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on commodity
  transactions                                   $   2,787,947   $    378,211   $    83,023    $ 3,249,181       $   1,997,178
Change in net unrealized gain/loss on open
  commodity positions                                   (1,118)      (308,169)      (67,647)      (376,934)           (427,620)
Change in net unrealized gain/loss on reserve
  assets                                                    --        (44,012)           --        (44,012)             51,479
Interest from U.S. Treasury bills                      430,485         91,965        20,430        542,880             405,709
Interest from reserve assets                                --        147,823            --        147,823             647,621
Realized gain on reserve assets                             --          2,149            --          2,149              12,584
                                                 -------------   ------------   -----------   -------------      -------------
                                                     3,217,314        267,967        35,806      3,521,087           2,686,951
                                                 -------------   ------------   -----------   -------------      -------------
EXPENSES
Commissions                                            893,683        182,042        40,367      1,116,092             766,777
Other transaction fees                                  46,178         17,037         3,739         66,954              51,433
Letter of credit fees                                       --         36,621            --         36,621             166,923
Management fees                                        272,742         60,015        13,314        346,071             248,039
Incentive fees                                         186,834             --            --        186,834              41,789
General and administrative                             166,413         37,542        10,323        214,278             140,249
Amortization of organizational costs                        --          2,858           346          3,204              25,985
                                                 -------------   ------------   -----------   -------------      -------------
                                                     1,565,850        336,115        68,089      1,970,054           1,441,195
                                                 -------------   ------------   -----------   -------------      -------------
Net income (loss)                                $   1,651,464   $    (68,148)  $   (32,283)   $ 1,551,033       $   1,245,756
                                                 -------------   ------------   -----------   -------------      -------------
                                                 -------------   ------------   -----------   -------------      -------------
ALLOCATION OF NET INCOME (LOSS)
Limited partners                                 $   1,634,928   $    (65,441)  $   (30,998)   $ 1,538,489       $   1,201,035
                                                 -------------   ------------   -----------   -------------      -------------
                                                 -------------   ------------   -----------   -------------      -------------
General partner                                  $      16,536   $     (2,707)  $    (1,285)   $    12,544       $      44,721
                                                 -------------   ------------   -----------   -------------      -------------
                                                 -------------   ------------   -----------   -------------      -------------
NET INCOME (LOSS) PER WEIGHTED AVERAGE
LIMITED AND GENERAL PARTNERSHIP UNIT
Net income (loss) per weighted average limited
  and general partnership unit                   $       14.85   $       (.52)  $     (2.07)                     $        8.40
                                                 -------------   ------------   -----------                      -------------
                                                 -------------   ------------   -----------                      -------------
Weighted average number of limited and general
  partnership units outstanding                    111,224.151    130,224.001    15,619.348                        148,387.751
                                                 -------------   ------------   -----------                      -------------
                                                 -------------   ------------   -----------                      -------------
------------------------------------------------------------------------------------------------------------------------------
                                 The accompanying notes are an integral part of this schedule

                                                    Class B        Combined            Class A         Class B        Combined
                                                     Units           Units              Units           Units           Units
                                                 -------------   -------------      -------------   -------------   -------------
                                                     Year            Year               Year            Year            Year
                                                     ended           ended              ended           ended           ended
                                                 December 31,    December 31,       December 31,    December 31,    December 31,
                                                     1995            1995               1994            1994            1994
------------------------------------------------------------------------------------------------------------------------------

REVENUES
Net realized gain (loss) on commodity
  transactions                                    $   453,270     $ 2,450,448       $     (83,874)   $    (3,619)    $   (87,493)

Change in net unrealized gain/loss on open
  commodity positions                                 (96,372)       (523,992)           (272,248)       (57,849)       (330,097)

Change in net unrealized gain/loss on reserve
  assets                                                   --          51,479          (1,225,966)            --      (1,225,966)

Interest from U.S. Treasury bills                      91,459         497,168             360,939         85,744         446,683

Interest from reserve assets                               --         647,621             732,748             --         732,748

Realized gain on reserve assets                            --          12,584             680,060             --         680,060
                                                 -------------   -------------      -------------   -------------   -------------
                                                      448,357       3,135,308             191,659         24,276         215,935
                                                 -------------   -------------      -------------   -------------   -------------
EXPENSES
Commissions                                           174,102         940,879             970,525        229,696       1,200,221

Other transaction fees                                 11,452          62,885              68,110         15,618          83,728

Letter of credit fees                                      --         166,923             200,832             --         200,832

Management fees                                        56,077         304,116             300,290         71,499         371,789

Incentive fees                                         12,677          54,466              58,690         19,015          77,705

General and administrative                             31,745         171,994             133,167         29,997         163,164

Amortization of organizational costs                    3,231          29,216              31,272          4,134          35,406
                                                 -------------   -------------      -------------   -------------   -------------
                                                      289,284       1,730,479           1,762,886        369,959       2,132,845
                                                 -------------   -------------      -------------   -------------   -------------
Net income (loss)                                 $   159,073     $ 1,404,829       $  (1,571,227)   $  (345,683)    $(1,916,910)
                                                 -------------   -------------      -------------   -------------   -------------
                                                 -------------   -------------      -------------   -------------   -------------
ALLOCATION OF NET INCOME (LOSS)
Limited partners                                  $   153,387     $ 1,354,422       $  (1,528,511)   $  (336,738)    $(1,865,249)
                                                 -------------   -------------      -------------   -------------   -------------
                                                 -------------   -------------      -------------   -------------   -------------
General partner                                   $     5,686     $    50,407       $     (42,716)   $    (8,945)    $   (51,661)
                                                 -------------   -------------      -------------   -------------   -------------
                                                 -------------   -------------      -------------   -------------   -------------
NET INCOME (LOSS) PER WEIGHTED AVERAGE
LIMITED AND GENERAL PARTNERSHIP UNIT
Net income (loss) per weighted average limited
  and general partnership unit                    $      8.70                       $       (8.80)   $    (14.81)
                                                 -------------                      -------------   -------------
                                                 -------------                      -------------   -------------
Weighted average number of limited and general
  partnership units outstanding                    18,281.333                         178,535.751     23,339.507
                                                 -------------                      -------------   -------------
                                                 -------------                      -------------   -------------
------------------------------------------------------------------------------------------------------------------------------

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                              CLASS A          LIMITED       GENERAL
                                               UNITS          PARTNERS       PARTNER         TOTAL
-----------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1993         196,550.001     $24,441,604     $665,494     $25,107,098
Net loss                                              --      (1,528,511)     (42,716)     (1,571,227)
Redemptions                                  (37,806.000)     (4,560,017)          --      (4,560,017)
Exchanges                                        (50.000)         (6,180)          --          (6,180)
                                            ------------     -----------     --------     -----------
Partners' capital--December 31, 1994         158,694.001      18,346,896      622,778      18,969,674
Net income                                            --       1,201,035       44,721       1,245,756
Redemptions                                  (28,470.000)     (3,531,189)          --      (3,531,189)
                                            ------------     -----------     --------     -----------
Partners' capital--December 31, 1995         130,224.001      16,016,742      667,499      16,684,241
Net loss                                              --         (65,441)      (2,707)        (68,148)
Redemptions                                  (27,518.000)     (2,977,674)    (533,623)     (3,511,297)
                                            ------------     -----------     --------     -----------
Partners' capital--March 31, 1996            102,706.001      12,973,627      131,169      13,104,796
Merger into OptiMax Units                   (102,706.001)    (12,973,627)    (131,169)    (13,104,796)
                                            ------------     -----------     --------     -----------
Partners' capital--April 1, 1996                      --     $        --     $     --     $        --
                                            ------------     -----------     --------     -----------
                                            ------------     -----------     --------     -----------

                                              CLASS B          LIMITED       GENERAL
                                               UNITS          PARTNERS       PARTNER         TOTAL
-----------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1993,
  as previously reported                      25,081.045     $ 3,281,911     $ 83,869     $ 3,365,780
Adjustment for merger into OptiMax Units        (133.682)             --           --              --
                                            ------------     -----------     --------     -----------
Partners' capital--December 31, 1993, as
  restated                                    24,947.363       3,281,911       83,869       3,365,780
Net loss                                              --        (336,738)      (8,945)       (345,683)
Redemptions                                   (5,329.553)       (656,030)          --        (656,030)
Exchanges                                         47.856           6,180           --           6,180
                                            ------------     -----------     --------     -----------
Partners' capital--December 31, 1994          19,665.666       2,295,323       74,924       2,370,247
Net income                                            --         153,387        5,686         159,073
Redemptions                                   (4,046.318)       (503,958)          --        (503,958)
                                            ------------     -----------     --------     -----------
Partners' capital--December 31, 1995          15,619.348       1,944,752       80,610       2,025,362
Net loss                                              --         (30,998)      (1,285)        (32,283)
Redemptions                                   (1,986.356)       (191,649)     (61,810)       (253,459)
                                            ------------     -----------     --------     -----------
Partners' capital--March 31, 1996             13,632.992       1,722,105       17,515       1,739,620
Merger into OptiMax Units                    (13,632.992)     (1,722,105)     (17,515)     (1,739,620)
                                            ------------     -----------     --------     -----------
Partners' capital--April 1, 1996                      --     $        --     $     --     $        --
                                            ------------     -----------     --------     -----------
                                            ------------     -----------     --------     -----------
-----------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
             STATEMENTS OF CHANGES IN PARTNERS' CAPITAL--continued

                                              COMBINED         LIMITED       GENERAL
                                               UNITS          PARTNERS       PARTNER         TOTAL
-----------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1993,
  as previously reported                     221,631.046     $27,723,515     $749,363     $28,472,878
Adjustment for merger into OptiMax Units        (133.682)             --           --              --
                                            ------------     -----------     --------     -----------
Partners' capital--December 31, 1993, as
  restated                                   221,497.364      27,723,515      749,363      28,472,878
Net loss                                              --      (1,865,249)     (51,661)     (1,916,910)
Redemptions                                  (43,135.553)     (5,216,047)          --      (5,216,047)
Exchanges                                         (2.144)             --           --              --
                                            ------------     -----------     --------     -----------
Partners' capital--December 31, 1994         178,359.667      20,642,219      697,702      21,339,921
Net income                                            --       1,354,422       50,407       1,404,829
Redemptions                                  (32,516.318)     (4,035,147)          --      (4,035,147)
                                            ------------     -----------     --------     -----------
Partners' capital--December 31, 1995         145,843.349      17,961,494      748,109      18,709,603
Net loss                                              --         (96,439)      (3,992)       (100,431)
Redemptions                                  (29,504.356)     (3,169,323)    (595,433)     (3,764,756)
                                            ------------     -----------     --------     -----------
Partners' capital--March 31, 1996            116,338.993      14,695,732      148,684      14,844,416
Merger into OptiMax Units                   (116,338.993)    (14,695,732)    (148,684)    (14,844,416)
                                            ------------     -----------     --------     -----------
Partners' capital--April 1, 1996                      --     $        --     $     --     $        --
                                            ------------     -----------     --------     -----------
                                            ------------     -----------     --------     -----------
                                              OPTIMAX          LIMITED       GENERAL
                                               UNITS          PARTNERS       PARTNER         TOTAL
-----------------------------------------------------------------------------------------------------
Partners' capital--April 1, 1996             116,338.993     $14,695,732     $148,684     $14,844,416
Net income                                            --       1,634,928       16,536       1,651,464
Redemptions                                  (16,000.234)     (2,174,739)     (22,140)     (2,196,879)
                                            ------------     -----------     --------     -----------
Partners' capital--December 31, 1996         100,338.759     $14,155,921     $143,080     $14,299,001
                                            ------------     -----------     --------     -----------
                                            ------------     -----------     --------     -----------
-----------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential-Bache OptiMax Futures Fund, L.P. (the 'Partnership') is a Delaware limited partnership formed on July 12, 1990 which will terminate on December 31, 2010 unless ended sooner under the provisions of the Agreement of Limited Partnership (the 'Partnership Agreement'). The Partnership was formed to engage in the speculative trading of a portfolio consisting primarily of commodity futures, forward and options contracts. On February 15, 1991, the Partnership completed its offering of units and raised $64,000,000 of Class A units and $6,309,500 of Class B units from the sale of 633,563 Class A and 62,470 Class B units of limited partnership interest and 6,437 Class A and 625 Class B units of general partnership interest. The general partner of the Partnership is Seaport Futures Management, Inc. (the 'General Partner') which is an affiliate of Prudential Securities Incorporated ('PSI'), the Partnership's commodity broker. Both the General Partner and PSI are wholly-owned subsidiaries of Prudential Securities Group Inc. ('PSGI'). The General Partner is required to maintain at least a 1% interest in the Partnership as long as it is acting as the Partnership's general partner.

   Through March 31, 1996, the Partnership maintained two classes (each a 'Class') of Units. Sixty percent (60%) of the initial net asset value of the Class A Units and one hundred percent of the initial net asset value of the Class B Units were deposited in the Partnership's trading accounts for commodity trading purposes (referred to as the Partnerships 'Traded Assets'). The remaining forty percent (40%) of the initial net asset value of the Class A Units ('Class A Reserve Assets') was held in reserve as a protective device in conjunction with the letter of credit (see discussion below) and invested in U.S. Government interest-bearing obligations, zero coupon bonds and a guaranteed investment contract ('GIC'). The General Partner generally maintains not less than seventy-five percent (75%) of the Partnership's Traded Assets in interest-bearing U.S. Government obligations (primarily U.S. Treasury bills), a significant portion of which is utilized for margin purposes for the Partnership's commodity trading activities. The remaining twenty-five percent (25%) of the Partnership's Traded Assets is held in cash in the Partnership's commodity trading accounts.

   An irrevocable letter of credit ('Letter of Credit') was issued in favor of the Partnership by Citibank, N.A. (the 'Bank') on February 15, 1991. The Letter of Credit was intended to provide protection to the Class A limited partners against loss of their initial investment as of March 31, 1996 (the 'Capital Return Date') when the limited partners had the option to redeem their Class A Units and receive the greater of the then current net asset value per Class A Unit or 100% of their initial investment. The Letter of Credit expired on the Capital Return Date (with no payment required by the Bank) and does not provide protection thereafter. The Reserve Assets held in connection with the Letter of Credit matured on April 1, 1996 and their proceeds were allocated evenly to Robert M. Tamiso ('Tamiso') and Hyman Beck & Company, Inc. ('Hyman Beck'), new independent commodities trading managers to the Partnership.

   On April 1, 1996, in conjunction with the expiration of the Letter of Credit and maturity of the Reserve Assets as discussed above, the General Partner merged the Class A Units and the Class B Units in accordance with Article X, Section B(16) of the Partnership Agreement into a newly created Class of Units called the OptiMax Units. Each Class A Unit was exchanged into one new OptiMax Unit and each Class B Unit was exchanged into .99467 new OptiMax Unit. Accordingly, all references in the financial statements to outstanding units and per unit data in prior periods have been restated to reflect the merger.

   Prior to April 1, 1996, trading gains and losses and expenses (other than those expenses that are particular to Class A Units) were allocated between the Class A Units and Class B Units based upon the pro rata portion of the Partnership's Traded Assets to each Class. The allocation was adjusted quarterly to take into account the effect of redemptions. The quarterly allocation between the Class A Units and Class B Units was 82% and 18%, respectively, during the quarter ended March 31, 1996 and during the year ended December 31, 1995, except for the three months ended June 30, 1995 which was 81% and 19%, respectively.

   Through March 31, 1996, limited partners owned Class A Units and/or Class B Units and, accordingly, separate financial statements are presented for Class A Units and Class B Units through such date. In accordance with the Partnership Agreement, combined financial statements for the Class A and Class B

Units are presented in the 'Combined Units' columns and collectively, with the OptiMax Units, in the 'Total Units' columns.

   All trading decisions are being made for the Partnership by Willowbridge Associates Inc., Chesapeake Capital Corporation, Tamiso and Hyman Beck (the 'Trading Managers'). During July 1995, Willowbridge Associates Inc. replaced Campbell & Company, Inc. as a trading manager to the Partnership. The General Partner retains the authority to override trading instructions that violate the Partnership's trading policies.

B. Summary of Significant Accounting Policies

Basis of accounting

   The books and records of the Partnership are maintained on the accrual basis of accounting in accordance with generally accepted accounting principles.

   The preparation of financial statements in conformity with generally accepted accounting principles requires the General Partner to make estimates and assumptions that affect the reported amounts of liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

   Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value of futures and forward contracts is reflected as net unrealized gain or loss. Options transactions are reflected in the statements of financial condition at market value which is inclusive of the net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded.

   To the extent practicable, the Partnership invests a significant portion of its Traded Assets in U.S. Treasury bills to fulfill original margin requirements. U.S. Treasury bills are carried at amortized cost, which approximates market. As of December 31, 1995, Class A Reserve Assets were invested in a guaranteed investment contract ('GIC') and carried at its market value. Interest on the Reserve Asset accrued for the benefit of the Class A unitholders and all other interest on interest-bearing assets accrues for the benefit of the Partnership.

   The weighted average number of limited and general partnership units outstanding was computed for purposes of disclosing net income (loss) per weighted average limited and general partnership unit. The weighted average limited and general partnership units are equal to the number of Units outstanding at year end, adjusted proportionately for the Units redeemed based on their respective time outstanding during such year.

   The Partnership has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, 'Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.'

   Certain reclassifications have been made to prior year balances to conform with the current financial statement presentation.

Income taxes

   The Partnership is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from the Partnership's operations are passed directly to the individual partners. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocations, distributions, redemptions and exchanges

   Net realized profits or losses for tax purposes are allocated first to partners who redeem Units to the extent the amounts received on redemption are greater than or are less than the amounts paid for the redeemed Units by the partners. Net realized profits or losses remaining after these allocations are allocated to each partner in proportion to such partner's capital account at year-end. Net income or loss for financial reporting purposes is allocated quarterly to all partners on a pro rata basis based on each partner's number of Units outstanding during the quarter.

   Distributions (other than on redemptions of Units) are made at the sole discretion of the General Partner on a pro rata basis in accordance with the respective capital accounts of the partners. No distributions have been made since inception.

   The Partnership Agreement provides that a partner may redeem its Units as of the last business day of any full calendar quarter at the then current net asset value per Unit reduced by each Unit's pro rata portion of unamortized organizational costs.

C. Costs, Fees and Expenses

Organizational Costs

   Costs incurred to organize the Partnership, including but not limited to legal, accounting, registration fees and certain printing costs, were considered deferred organizational costs. These costs were capitalized and amortized over a 60-month period ending in 1996.

Commissions

   The General Partner, on behalf of the Partnership, entered into an agreement with PSI to act as commodity broker for the Partnership. The Partnership pays PSI commissions at a rate of 2/3 of 1% per month (an 8% annual rate) of the Partnership's Traded Assets as of the first day of each month. In addition, the Partnership is obligated to pay the National Futures Association, floor brokerage, exchange and clearing fees incurred in connection with the Partnership's commodity trading activities.

Letter of Credit fees

   Through March 31, 1996, Letter of Credit fees was calculated as follows: (i) .0007291 (an annualized rate of 7/8 of 1%) of the outstanding Letter of Credit amount as of the first day of each month was due to the Bank for issuing and maintaining the Letter of Credit and (ii) .0002083 (an annualized rate of 1/4 of 1%) of the outstanding Letter of Credit amount as of the first day of each month was due to PSGI for being obligated to make payment of the General Partner's repayment obligation in the event the General Partner was unable to do so. Following the expiration of the Letter of Credit on March 31, 1996 (see Note A), the Partnership was no longer obligated to pay these fees.

Management and incentive fees

   The Partnership pays each Trading Manager monthly management fees ranging from 1/4 of 1% (a 3% annual rate) to 5/24 of 1% (a 2 1/2% annual rate) of the portion of the Traded Assets allocated to that Trading Manager as of the end of each month.

   In addition, the Partnership pays each Trading Manager a quarterly incentive fee ranging from 17% to 20% of the 'New High Net Trading Profits' generated by each Trading Manager (as defined in the Advisory Agreement between the Partnership, the General Partner and each Trading Manager).

General and administrative expenses

   In addition to the costs, fees and expenses previously discussed, the Partnership reimburses the General Partner and its affiliates for actual Partnership operating expenses payable by, or allocable to, the Partnership. The amount of reimbursement from the Partnership is limited by the provisions of the Partnership Agreement. The Partnership also pays amounts directly to unrelated parties for certain operating expenses.

D. Related Parties

   The General Partner and its affiliates perform services for the Partnership which include, but are not limited to: brokerage and Letter of Credit services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing services and other administrative services.

   The costs incurred for these services for the year ended December 31, 1996 were:

                                    OPTIMAX UNITS     CLASS A UNITS     CLASS B UNITS      TOTAL UNITS
                                    -------------     -------------     -------------     -------------
                                     Nine months               Three months                   Year
                                        ended                      ended                      ended
                                    December 31,                 March 31,                December 31,
                                        1996                       1996                       1996
-------------------------------------------------------------------------------------------------------
Commissions                          $   893,683        $ 182,042          $40,367         $ 1,116,092
Letter of Credit fees                         --            8,138               --               8,138
General and administrative                90,677           19,281            5,631             115,589
                                    -------------     -------------     -------------     -------------
                                     $   984,360        $ 209,461          $45,998         $ 1,239,819
                                    -------------     -------------     -------------     -------------
                                    -------------     -------------     -------------     -------------

   The costs incurred for these services for the year ended December 31, 1995 were:

                                                 CLASS A UNITS      CLASS B UNITS      COMBINED UNITS
-----------------------------------------------------------------------------------------------------
  Commission                                        $766,777           $174,102          $  940,879
  Letter of Credit fees                               37,098                 --              37,098
  General and administrative                          69,150             15,435              84,585
                                                 --------------     --------------     --------------
                                                    $873,025           $189,537          $1,062,562
                                                 --------------     --------------     --------------
                                                 --------------     --------------     --------------

   The costs incurred for these services for the year ended December 31, 1994 were:

                                                 CLASS A UNITS      CLASS B UNITS      COMBINED UNITS
-----------------------------------------------------------------------------------------------------
  Commission                                       $  970,525          $229,696          $1,200,221
  Letter of Credit fees                                44,628                --              44,628
  General and administrative                           66,810            14,994              81,804
                                                 --------------     --------------     --------------
                                                   $1,081,963          $244,690          $1,326,653
                                                 --------------     --------------     --------------
                                                 --------------     --------------     --------------

   Expenses payable to the General Partner and its affiliates (which are included in accrued expenses) as of December 31, 1996 were $62,525 and as of December 31, 1995 were $40,883 for Class A Units and $7,257 for Class B Units.

   The Partnership maintains its trading and cash accounts at PSI. Approximately seventy-five percent (75%) of the Traded Assets is invested in interest-earning U.S. Treasury obligations (primarily U.S. Treasury bills), a significant portion of which is utilized for margin purposes for the Partnership's commodity trading activities.

   In connection with the Partnership's interbank transactions, PSI engages in foreign currency forward transactions with the Partnership and an affiliate of PSI who, as principal, attempts to earn a profit on the bid-ask spreads (which must be competitive) on any foreign currency forward transactions entered into between the Partnership and PSI, on the one hand, and PSI and such affiliate on the other. In connection with its trading of foreign currencies in the interbank market, PSI may arrange bank lines of credit at major international banks. To the extent such lines of credit are arranged, PSI does not charge the Partnership for maintaining such lines of credit, but requires margin deposits with respect to forward contract transactions.

   Additionally, the Partnership maintained an 8.17% GIC which matured on April 1, 1996 with The Prudential Asset Management Company, Inc., an affiliate of the General Partner. Interest earned on the GIC for the years ended December 31, 1996, 1995 and 1994 was $147,823, $647,621 and $730,357, respectively. Realized gain on the GIC was $2,149, $12,584 and $491,488 and the change in unrealized gain/loss on the

GIC was $(44,012), $51,479 and $(1,015,293) for the years ended December 31, 1996, 1995 and 1994, respectively.

E. Income Taxes

   The following is a reconciliation of net income (loss) for financial reporting purposes to net income (loss) for tax reporting purposes for the year ended December 31, 1996:

                                 OPTIMAX UNITS     CLASS A UNITS       CLASS B UNITS       TOTAL UNITS
                                 -------------    ---------------     ---------------     -------------
                                  Nine months                Three months                     Year
                                     ended                       ended                        ended
                                 December 31,                  March 31,                  December 31,
                                     1996                        1996                         1996
-------------------------------------------------------------------------------------------------------
Net income (loss) per
  financial statements            $ 1,651,464        $ (68,148)          $ (32,283)        $ 1,551,033
Change in unrealized
  gain/loss on GIC                         --           44,012                  --              44,012
Other                                 (98,197)          (2,958)               (636)           (101,791)
                                 -------------    ---------------     ---------------     -------------
Tax basis net income (loss)       $ 1,553,267        $ (27,094)          $ (32,919)        $ 1,493,254
                                 -------------    ---------------     ---------------     -------------
                                 -------------    ---------------     ---------------     -------------

   The following is a reconciliation of net income for financial reporting purposes to net income for tax reporting purposes for the year ended December 31, 1995:

                                                CLASS A UNITS       CLASS B UNITS      COMBINED UNITS
-----------------------------------------------------------------------------------------------------
Net income per financial statements              $ 1,245,756          $ 159,073          $1,404,829
Change in unrealized gain/loss on strips and
  GIC                                                (51,479)                --             (51,479)
Other                                                131,735             26,265             158,000
                                               ---------------     ---------------     --------------
Tax basis net income                             $ 1,326,012          $ 185,338          $1,511,350
                                               ---------------     ---------------     --------------
                                               ---------------     ---------------     --------------

   The following is a reconciliation of net loss for financial reporting purposes to net loss for tax reporting purposes for the year ended December 31, 1994:

                                                CLASS A UNITS       CLASS B UNITS      COMBINED UNITS
-----------------------------------------------------------------------------------------------------
Net loss per financial statements                $(1,571,227)         $(345,683)        $ (1,916,910)
Change in unrealized gain/loss on strips and
  GIC                                              1,225,966                 --            1,225,966
Original issue discount adjustment to income          72,202                 --               72,202
Other                                               (154,424)           (26,686)            (181,110)
                                               ---------------     ---------------     --------------
Tax basis net loss                               $  (427,483)         $(372,369)        $   (799,852)
                                               ---------------     ---------------     --------------
                                               ---------------     ---------------     --------------

   The differences between the tax and book bases of partners' capital are attributable primarily to the cumulative effect of the book to tax income adjustments.

F. Credit and Market Risk

   The quantitative disclosures presented below through March 31, 1996 are for Combined Units. Allocation of these amounts to the Class A Units and Class B Units can be made in conjunction with the quarterly allocation percentages as more fully discussed in Note A.

   Since the Partnership's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk).

   Futures, forward and options contracts involve varying degrees of off-balance sheet risk; and changes in the level of volatility of interest rates, foreign currency exchange rates or the market values of the contracts (or commodities underlying the contracts) frequently result in changes in the Partnership's unrealized gain (loss) on open commodity positions reflected in the statements of financial condition. The Partnership's exposure to market risk is influenced by a number of factors including the relationships among the contracts held by the Partnership as well as the liquidity of the markets in which the contracts are traded.

   Futures and options contracts are traded on organized exchanges and are thus distinguished from forward contracts which are entered into privately by the parties. The credit risks associated with futures and options contracts are typically perceived to be less than those associated with forward contracts because exchanges typically provide clearinghouse arrangements in which the collective credit (subject to certain limitations) of the members of the exchanges is pledged to support the financial integrity of the exchange. On the other hand, the Partnership must rely solely on the credit of its broker (PSI) with respect to forward transactions. The Partnership presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition because it has a master netting agreement with PSI.

   The General Partner attempts to minimize both credit and market risks by requiring the Partnership's Trading Managers to abide by various trading limitations and policies. The General Partner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties (currently PSI is the sole counterparty or broker); limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. The General Partner may impose additional restrictions (through modifications of such trading limitations and policies) upon the trading activities of the Trading Managers as it, in good faith, deems to be in the best interests of the Partnership.

   PSI, when acting as the Partnership's futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Partnership all assets of the Partnership relating to domestic futures and options trading and is not to commingle such assets with other assets of PSI. At December 31, 1996 and 1995, such segregated assets totalled $7,464,278 and $11,814,307, respectively. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Partnership related to foreign futures and options trading which totalled $7,837,283 and $195,923 at December 31, 1996 and 1995, respectively. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1996 and 1995, open futures, forward and options contracts mature within one year.

   At December 31, 1996 and 1995, gross contract amounts of open futures, forward and options contracts are:

                                                                      December 31,      December 31,
                                                                          1996              1995
                                                                      ------------      ------------
Financial Futures and Options Contracts:
  Commitments to purchase                                             $59,731,780       $99,523,854
  Commitments to sell                                                 $10,663,117       $ 7,832,307
Currency Futures and Options Contracts:
  Commitments to purchase                                             $ 4,367,551       $   744,386
  Commitments to sell                                                 $ 5,391,289       $ 2,274,913
Currency Forward Contracts:
  Commitments to purchase                                             $19,229,072       $        --
  Commitments to sell                                                 $19,694,712       $        --
Other Futures and Options Contracts:
  Commitments to purchase                                             $ 2,695,541       $14,542,575
  Commitments to sell                                                 $ 3,903,333       $ 2,676,016

   The gross contract amounts represent the Partnership's potential involvement in a particular class of financial instrument (if it were to take or make delivery on an underlying futures, forward or options contract). The gross contract amounts significantly exceed the future cash requirements as the Partnership intends to close out open positions prior to settlement and thus is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Partnership considers the 'fair value' of its futures, forward and options contracts to be the net unrealized gain or loss on the contracts (plus premiums on options). Thus, the amount at risk associated with counterparty nonperformance of all contracts is the net unrealized gain included in the statements of financial condition. The market risk associated with the Partnership's commitments to purchase commodities is limited to the gross contract amounts, while the market risk associated with its commitments to sell is unlimited since the Partnership's potential involvement is to make delivery of an underlying commodity at the contract price; therefore, it must repurchase the contract at prevailing market prices.

   At December 31, 1996 and 1995, the fair value of open futures, forward and options contracts was:

                                                December 31, 1996               December 31, 1995
                                           ----------------------------    ----------------------------
                                                    Fair Value                      Fair Value
                                              Assets       Liabilities        Assets       Liabilities
                                           ------------    ------------    ------------    ------------
          Futures Contracts:
            Domestic exchanges
               Financial                     $  2,587        $ 21,181       $  139,122       $ 95,750
               Currencies                     138,623           2,143           21,812         11,533
               Other                           88,437          22,665          755,571         65,294
            Foreign exchanges
               Financial                      110,601          28,084          190,697          7,455
               Other                           82,373          25,804           10,912         38,749
          Forward Contracts:
               Currencies                     308,705          73,143               --             --
          Options Contracts:
            Domestic exchanges
               Financial                       12,500           3,093               --             --
               Currencies                      12,922              --               --             --
               Other                            3,280              --           15,576             --
            Foreign exchanges
               Financial                       11,092              --               --             --
                                           ------------    ------------    ------------    ------------
                                             $771,120        $176,113       $1,133,690       $218,781
                                           ------------    ------------    ------------    ------------
                                           ------------    ------------    ------------    ------------

   The following table presents the average fair value of futures, forward and options contracts during the years ended December 31, 1996 and 1995, respectively.

                                                    Year ended                      Year ended
                                                December 31, 1996               December 31, 1995
                                           ----------------------------    ----------------------------
                                                Average Fair Value              Average Fair Value
                                           ----------------------------    ----------------------------
                                              Assets       Liabilities        Assets       Liabilities
                                           ------------    ------------    ------------    ------------
          Futures Contracts:
            Domestic exchanges
               Financial                    $   63,648       $ 19,407        $ 81,552        $ 11,555
               Currencies                      167,954         22,876         137,763          39,635
               Other                           325,241         76,245         295,708          54,196
            Foreign exchanges
               Financial                       356,007         23,799         304,356          30,447
               Other                            50,934         60,626          88,762         137,818
          Forward Contracts:
               Currencies                      357,696        188,949              --              --
               Other                               425            847             233              --
          Options Contracts:
            Domestic exchanges
               Financial                         5,195            238           4,503              --
               Currencies                       13,550            335             858              --
               Other                            15,525            835           7,289              --
            Foreign exchanges
               Financial                        10,236             --           1,298           2,841
               Currencies                           --             --              --          16,392
               Other                                --             --           4,364              --
                                           ------------    ------------    ------------    ------------
                                            $1,366,411       $394,157        $926,686        $292,884
                                           ------------    ------------    ------------    ------------
                                           ------------    ------------    ------------    ------------

   The following table presents the net realized gains (losses) and the change in net unrealized gains/losses of futures, forward and options contracts during the years ended December 31, 1996 and 1995, respectively.

                                     Year Ended December 31, 1996                         Year Ended December 31, 1995
                           -------------------------------------------------    -------------------------------------------------
                                                 Change in                                            Change in
                            Net Realized      Net Unrealized                     Net Realized      Net Unrealized
                           Gains (Losses)      Gains/Losses         Total       Gains (Losses)      Gains/Losses         Total
                           --------------    -----------------    ----------    --------------    -----------------    ----------
Futures Contracts:
  Domestic exchanges
    Financial                $  177,943          $ (61,966)       $  115,977      $  792,379         $    62,403       $  854,782
    Currencies                  742,821            126,201           869,022         541,621            (120,339)         421,282
    Other                       915,456           (624,505)          290,951         320,609              85,272          405,881
  Foreign exchanges
    Financial                 1,668,429           (100,725)        1,567,704       1,216,723               5,349        1,222,072
    Other                        80,226             84,406           164,632        (291,728)           (558,004)        (849,732)

Forward Contracts:
    Currencies                   71,623            235,562           307,185              --                  --               --
    Other                         1,200                 --             1,200              --                  --               --

Options Contracts:
  Domestic exchanges
    Financial                   (86,366)            10,424           (75,942)         (7,650)                 --           (7,650)
    Currencies                  (88,029)            (5,967)          (93,996)         45,088                  --           45,088
    Other                      (130,223)           (28,566)         (158,789)       (143,945)              1,327         (142,618)
  Foreign exchanges
    Financial                   (96,474)           (11,798)         (108,272)        (18,624)                 --          (18,624)
    Other                        (7,425)                --            (7,425)         (4,025)                 --           (4,025)
                           --------------    -----------------    ----------    --------------    -----------------    ----------
                             $3,249,181          $(376,934)       $2,872,247      $2,450,448         $  (523,992)      $1,926,456
                           --------------    -----------------    ----------    --------------    -----------------    ----------
                           --------------    -----------------    ----------    --------------    -----------------    ----------

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   The Partnership commenced operations on February 15, 1991 with gross proceeds of $70,309,500. After accounting for organizational and offering expenses, the Partnership's net proceeds were $62,452,578 for Class A Units and $6,156,925 for Class B Units. At the inception of the Partnership, sixty percent of the initial net proceeds of the Class A Units ('Class A Traded Assets') and one hundred percent of the initial net proceeds of the Class B Units ('Class B Traded Assets') were allocated to trading activity ('Traded Assets'). The remaining forty percent of the initial net proceeds of the Class A Units was placed in reserve and invested in investment grade interest-bearing obligations ('Reserve Assets').

   On March 31, 1996, the Letter of Credit expired and the Reserve Assets became available for commodities trading. On April 1, 1996, these assets were allocated for commodities trading evenly to Robert M. Tamiso and Hyman Beck & Company, Inc., new independent trading managers to the Partnership. As such, at December 31, 1996, 100% of the Partnership's net assets were allocated to commodities trading. Also, on April 1, 1996, in conjunction with the expiration of the Letter of Credit and maturity of the Reserve Assets as discussed above, the General Partner merged the Class A Units and the Class B Units in accordance with Article X, Section B(16) of the Partnership Agreement into a newly created Class of Units called the OptiMax Units. Each Class A Unit was exchanged into one new OptiMax Unit and each Class B Unit was exchanged into .99467 new OptiMax Unit. See Note A to the financial statements for further information.

   At December 31, 1996, a significant portion of the Traded Assets was held in U.S. Treasury bills (which represented approximately 73% of the Traded Assets prior to redemptions payable) and cash, which are used as margin for the Partnership's trading in commodities. Inasmuch as the sole business of the Partnership is to trade in commodities, the Partnership continues to own such liquid assets to be used as margin. The percentage that U.S. Treasury bills bears to the Traded Assets varies each day, and from month to month, as the market value of commodity interests change. The balance of the total net assets is held in cash. All interest earned on the Partnership's interest-bearing funds is paid to the Partnership.

   The commodities contracts are subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit fluctuations in commodity futures contract prices during a single day by regulations referred to as 'daily limits.' During a single day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit, positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent the Partnership from promptly liquidating its commodity futures positions.

   Since the Partnership's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The General Partner attempts to minimize these risks by requiring the Partnership's Trading Managers to abide by various trading limitations and policies. See Note F to the financial statements for a further discussion on the credit and market risks associated with the Partnership's futures, forward and options contracts.

   The Partnership does not have, nor does it expect to have, any capital assets.

   Redemptions by limited partners recorded for the years ended December 31, 1996, 1995 and 1994 were $5,344,062, $4,035,147 and $5,216,047, respectively.
Additionally, redemptions by the General Partner recorded for the year ended December 31, 1996 were $617,573. Redemptions by limited partners and the General Partner recorded from commencement of operations, February 15, 1991, through December 31, 1996 totalled $71,534,401 (including $768,298 General Partner redemptions). Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

Results of Operations

   The net asset value per OptiMax Unit as of December 31, 1996 was $142.51, a 1996 year-to-date increase of 11.23% for a former Class A Unit and 9.90% for a former Class B Unit. The net asset values as of December 31, 1995 reflect increases of 7.18% and 7.59% for the former Class A Units and former Class B Units, respectively, as compared to December 31, 1994. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 420 futures funds in 1996, returned 11.89%, outperforming the Partnership. Past performance is not necessarily indicative of future results.

   The global interest rate, currency and metal sectors were the solid performers in 1996. Worldwide bonds gained strength during October and November in reaction to low inflation and attempts to stimulate moribund economies in Europe and Japan. Trends in the world currency markets reflected economic fundamentals as well as political developments, particularly the progress of the planned European Monetary Union. Gold prices fell as its status weathered in the world monetary system and on moderate worldwide inflation.

   Prior to April 1, 1996 trading gains and losses and expenses (other than those expenses that were particular to Class A Units) are allocated between the Class A Units and Class B Units based upon the pro rata portion of the Partnership's Traded Assets to each Class. See Note A in the financial statements for further details.

   As discussed in Liquidity and Capital Resources above, the Letter of Credit expired on March 31, 1996 and as a result, there were no Letter of Credit fees charged since that date. With the expiration of the Letter of Credit, Reserve Assets were allocated to commodities trading thus increasing the Partnership's Traded Assets, including its investment in U.S. Treasury bills. The increase in U.S. Treasury bills, partially offset by a decrease in interest rates in 1996 versus 1995 and the liquidation of U.S. Treasury bills for the payment of redemptions, resulted in an increase in interest income from U.S.Treasury bills of $46,000 for the year ended December 31, 1996 as compared to 1995. Interest income from U.S. Treasury bills also increased $50,000 for the year ended December 31, 1995 as compared to 1994 due to favorable interest rates in 1995. However, interest income from Reserve Assets was eliminated following the allocation of Reserve Assets to commodities trading and as a result, interest income from Reserve Assets decreased $500,000 for the year ended December 31, 1996 as compared to 1995. Additionally, interest on Reserve Assets decreased $85,000 for the year ended December 31, 1995 as compared to 1994 due to the liquidation of Reserve Assets for the payment of redemptions.

   Commissions are calculated on the Traded Assets on the first day of each month and, therefore, vary due to trading performance and redemptions. Additionally, the Traded Assets increased when the Letter of Credit expired and Reserve Assets were allocated to commodities trading as discussed above. As a result, commissions increased $175,000 for the year ended December 31, 1996 as compared to 1995 but decreased $259,000 for the year ended December 31, 1995 compared to 1994.

   Other transaction fees consist of National Futures Association, exchange and clearing fees which are based on the number of trades the Trading Managers execute. Other transaction fees increased $4,000 for the year ended December 31, 1996 as compared to 1995 but decreased $21,000 for the year ended December 31, 1995 as compared to 1994 primarily due to fluctuations in trading volume.

   The current trading managers are Willowbridge Associates Inc., Chesapeake Capital Corporation, Robert M. Tamiso and Hyman Beck & Company, Inc. As further discussed in Note A to the financial statements, the assets previously held in reserve were allocated evenly to Robert M. Tamiso and Hyman Beck & Company, Inc. for commodities trading. During July 1995, Willowbridge Associates Inc. replaced Campbell & Company, Inc. as a trading manager to the Partnership. Management fees are calculated on the portion of the Partnership's Traded Assets allocated to each Trading Manager at the end of each month, and, therefore, are affected by trading performance, redemptions and the additional allocation of assets to commodities trading as discussed above. As a result, management fees increased $42,000 for the year ended December 31, 1996 as compared to 1995 but decreased $68,000 for the year ended December 31, 1995 compared to 1994.

   Incentive fees are based on the New High Net Trading Profits generated by each Trading Manager, as defined in the Advisory Agreement between the Partnership, the General Partner and each Trading Manager. Although the Partnership experienced an overall loss for 1994, Chesapeake Capital Corporation earned sufficient trading profits to earn an incentive fee in that year as well as in 1995 and 1996. Accordingly, incentive fees of $19,000, $55,000 and $78,000 were paid to Chesapeake Capital Corporation for the years ended December 31, 1996, 1995 and 1994, respectively. Additional incentive fees of $102,000, $18,000 and $48,000 were paid during the year ended December 31, 1996 to Willowbridge Associates Inc., Robert M. Tamiso and Hyman Beck & Company, Inc., respectively.

   General and administrative expenses increased $42,000 for the year ended December 31, 1996 as compared to 1995. This variance was primarily due to an increase in overall costs associated with administering the Partnership, including costs associated with the activities in conjunction with the expiration of the Letter of Credit as more fully discussed in Note A to the financial statements. General and administrative expenses remained relatively constant for the year ended December 31, 1995 compared to 1994.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Partnership from inception through December 31, 1995.

--------------------------------------------------------------------------------

   I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Prudential-Bache OptiMax Futures Fund, L.P. is accurate and complete.

     SEAPORT FUTURES
     MANAGEMENT, INC.
     (General Partner)

     By: Barbara J. Brooks
     Treasurer and Chief Financial Officer
--------------------------------------------------------------------------------

                               OTHER INFORMATION

   The actual round-turn equivalents of brokerage commissions paid per trade for the year ended December 31, 1996 were $57.

   The Partnership's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited partners without charge upon written request to:

        Prudential-Bache OptiMax Futures Fund, L.P.
        P.O. Box 2016
        Peck Slip Station
        New York, NY 10272-2016

Peck Slip Station
                                                      BULK RATE
P.O. Box 2016                                        U.S. POSTAGE
New York, NY 10272-2016                                  PAID
                                                    Automatic Mail


OPTIA/171976