Form 10-K, Exhibit 13
period 1997-12-31
PRUDENTIAL BACHE OPTIMAX FUTURES FUND LP
filed 1998-03-30
CIK 866533

                                                         1997
--------------------------------------------------------------------------------
Prudential-Bache                                        Annual
OptiMax Futures Fund, L.P.                              Report

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.

                                                                      March 1998

Dear Limited Partner:

Enclosed is the Annual Report of Prudential-Bache OptiMax Futures Fund, L.P. (the 'Fund') for the year ended December 31, 1997, including the audited financial statements for the Fund which contain, among other things, the operating results for the year.

The Fund posted a gain of 17.49% for an OptiMax Unit in 1997. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 315 futures funds in 1997, returned 9.34%, underperforming the Fund. At year-end, the Fund's net asset value per unit was $167.43*. Past performance is not necessarily indicative of future results.

The Fund's strong performance in 1997 was primarily attributable to profits in the currency and financial sectors slightly offset by losses in the index and energy sectors. Further information with respect to the Fund's performance is included in the section of the report entitled 'Managements Discussion and Analysis of Financial Condition and Results of Operations'.

As of May 1, 1997, Chesapeake Capital Corporation no longer served as a trading advisor to the Fund. Assets of the Fund were reallocated to the Eagle-Global System trading program managed by Eagle Trading Systems, Inc. We believe that this program complements the performance of the Fund.

We value your continued participation as a Limited Partner of the Fund. Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

Sincerely,

Thomas M. Lane, Jr.
President and Director
Seaport Futures Management, Inc.

* As of March 25, 1998 the estimated net asset value per unit was $177.59.

                          1177 Avenue of the Americas  Telephone 212 596 7000
                          New York, NY 10036           Fascimile 212 596 8910
Price Waterhouse LLP                                   (LOGO)

                       Report of Independent Accountants

January 26, 1998

To the General Partner and
Limited Partners of
Prudential-Bache OptiMax Futures Fund, L.P.

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in partners' capital present fairly, in all material respects, the financial position of Prudential-Bache OptiMax Futures Fund, L.P. at December 31, 1997 and 1996, and the results of its operations for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the general partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the general partner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Deloitte &
  Touche LLP
       (LOGO)
------------------------------------------------------------------------------
                 Two World Financial Center        Telephone: (212) 436-2000
                 New York, New York 10281-1414     Facsimile: (212) 436-5000

INDEPENDENT AUDITORS' REPORT

To the Partners
Prudential-Bache OptiMax Futures Fund, L.P.

We have audited, by unit classes and in total, the accompanying statements of operations and of changes in partners' capital of Prudential-Bache OptiMax Futures Fund, L.P. for the year ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, by unit classes and in total, in all material respects, the results of operations and changes in partners' capital of Prudential-Bache OptiMax Futures Fund, L.P. for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/Deloitte & Touche LLP

January 29, 1996, except as to matters with respect to the new OptiMax Units as to which the date is March 17, 1997.

                                       2A

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                                December 31,
                                                                        -----------------------------
                                                                            1997             1996
-----------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                    $ 2,930,275      $ 3,794,460
U.S. Treasury bills, at amortized cost                                   11,957,555       11,147,656
Net unrealized gain on open commodity positions                           1,082,273          558,306
Options, at market, net                                                      36,807           36,701
                                                                        ------------     ------------
Total assets                                                            $16,006,910      $15,537,123
                                                                        ------------     ------------
                                                                        ------------     ------------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Redemptions payable                                                     $   203,740      $   965,306
Accrued expenses                                                            100,952          141,854
Incentive fees payable                                                       85,079           97,630
Management fees payable                                                      28,516           30,821
Other transaction fees payable                                                2,421            2,511
                                                                        ------------     ------------
Total liabilities                                                           420,708        1,238,122
                                                                        ------------     ------------
Commitments
Partners' capital
Limited partners (92,158.661 and 99,334.759 OptiMax Units
  outstanding)                                                           15,430,323       14,155,921
General partner (931 and 1,004 OptiMax Units outstanding)                   155,879          143,080
                                                                        ------------     ------------
Total partners' capital                                                  15,586,202       14,299,001
                                                                        ------------     ------------
Total liabilities and partners' capital                                 $16,006,910      $15,537,123
                                                                        ------------     ------------
                                                                        ------------     ------------
Net asset value per limited and general partnership units (the
'OptiMax Units')                                                        $    167.43      $    142.51
                                                                        ------------     ------------
                                                                        ------------     ------------
-----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                            STATEMENTS OF OPERATIONS

                                                             OptiMax                       Combined
                                                              Units          Total          Units
                                                            ----------       Units        ----------
                                                                           ----------
                                                                    Year ended December 31,
                                                            ----------------------------------------
                                                               1997           1996           1995
----------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions                 $3,646,141     $3,249,181     $2,450,448
Change in net unrealized gain on open commodity positions      571,523       (376,934)      (523,992)
Change in unrealized gain/loss on reserve assets                    --        (44,012)        51,479
Interest from U.S. Treasury bills                              584,519        542,880        497,168
Interest from reserve assets                                        --        147,823        647,621
Realized gain on reserve assets                                     --          2,149         12,584
                                                            ----------     ----------     ----------
                                                             4,802,183      3,521,087      3,135,308
                                                            ----------     ----------     ----------

EXPENSES
Commissions                                                  1,191,476      1,116,092        940,879
Other transaction fees                                          62,540         66,954         62,885
Letter of credit fees                                               --         36,621        166,923
Management fees                                                338,498        346,071        304,116
Incentive fees                                                 609,850        186,834         54,466
General and administrative                                     176,821        214,278        171,994
Amortization of organizational costs                                --          3,204         29,216
                                                            ----------     ----------     ----------
                                                             2,379,185      1,970,054      1,730,479
                                                            ----------     ----------     ----------
Net income                                                  $2,422,998     $1,551,033     $1,404,829
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
ALLOCATION OF NET INCOME
Limited partners                                            $2,398,743     $1,538,489     $1,354,422
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
General partner                                             $   24,255     $   12,544     $   50,407
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
NET INCOME PER WEIGHTED AVERAGE LIMITED AND
  GENERAL PARTNERSHIP UNIT
Net income per weighted average limited and general
  partnership unit                                          $    24.91
                                                            ----------
                                                            ----------
Weighted average number of limited and general
  partnership units outstanding                                 97,287
                                                            ----------
                                                            ----------
----------------------------------------------------------------------------------------------------
           The accompanying schedule and notes are an integral part of these statements.

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                      SCHEDULE TO STATEMENTS OF OPERATIONS

                                                                                               OptiMax        Class A
                                                                                                Units          Units
                                                                                            -------------   ------------
                                                                                             Nine months    Three months
                                                                                                ended          ended
                                                                                            December 31,     March 31,
                                                                                                1996            1996
------------------------------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions                                                 $   2,787,947   $    378,211
Change in net unrealized gain on open
  commodity positions                                                                              (1,118)      (308,169)
Change in net unrealized gain/loss on reserve
  assets                                                                                               --        (44,012)
Interest from U.S. Treasury bills                                                                 430,485         91,965
Interest from reserve assets                                                                           --        147,823
Realized gain on reserve assets                                                                        --          2,149
                                                                                            -------------   ------------
                                                                                                3,217,314        267,967
                                                                                            -------------   ------------
EXPENSES
Commissions                                                                                       893,683        182,042
Other transaction fees                                                                             46,178         17,037
Letter of credit fees                                                                                  --         36,621
Management fees                                                                                   272,742         60,015
Incentive fees                                                                                    186,834             --
General and administrative                                                                        166,413         37,542
Amortization of organizational costs                                                                   --          2,858
                                                                                            -------------   ------------
                                                                                                1,565,850        336,115
                                                                                            -------------   ------------
Net income (loss)                                                                           $   1,651,464   $    (68,148)
                                                                                            -------------   ------------
                                                                                            -------------   ------------
ALLOCATION OF NET INCOME (LOSS)
Limited partners                                                                            $   1,634,928   $    (65,441)
                                                                                            -------------   ------------
                                                                                            -------------   ------------
General partner                                                                             $      16,536   $     (2,707)
                                                                                            -------------   ------------
                                                                                            -------------   ------------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL PARTNERSHIP UNIT
Net income (loss) per weighted average limited and general partnership unit                 $       14.85   $       (.52)
                                                                                            -------------   ------------
                                                                                            -------------   ------------
Weighted average number of limited and general partnership units outstanding                  111,224.151    130,224.001
                                                                                            -------------   ------------
                                                                                            -------------   ------------
------------------------------------------------------------------------------------------------------------------------
                             The accompanying notes are an integral part of this schedule.
                                                                                              Class B         Total
                                                                                               Units          Units
                                                                                            -----------   -------------

                                                                                                           Year ended
                                                                                                          December 31,
                                                                                                              1996
------------------------------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions                                                 $    83,023    $ 3,249,181
Change in net unrealized gain on open
  commodity positions                                                                           (67,647)      (376,934)
Change in net unrealized gain/loss on reserve
  assets                                                                                             --        (44,012)
Interest from U.S. Treasury bills                                                                20,430        542,880
Interest from reserve assets                                                                         --        147,823
Realized gain on reserve assets                                                                      --          2,149
                                                                                            -----------   -------------
                                                                                                 35,806      3,521,087
                                                                                            -----------   -------------
EXPENSES
Commissions                                                                                      40,367      1,116,092
Other transaction fees                                                                            3,739         66,954
Letter of credit fees                                                                                --         36,621
Management fees                                                                                  13,314        346,071
Incentive fees                                                                                       --        186,834
General and administrative                                                                       10,323        214,278
Amortization of organizational costs                                                                346          3,204
                                                                                            -----------   -------------
                                                                                                 68,089      1,970,054
                                                                                            -----------   -------------
Net income (loss)                                                                           $   (32,283)   $ 1,551,033
                                                                                            -----------   -------------
                                                                                            -----------   -------------
ALLOCATION OF NET INCOME (LOSS)
Limited partners                                                                            $   (30,998)   $ 1,538,489
                                                                                            -----------   -------------
                                                                                            -----------   -------------
General partner                                                                             $    (1,285)   $    12,544
                                                                                            -----------   -------------
                                                                                            -----------   -------------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL PARTNERSHIP UNIT
Net income (loss) per weighted average limited and general partnership unit                 $     (2.07)
                                                                                            -----------
                                                                                            -----------
Weighted average number of limited and general partnership units outstanding                 15,619.348
                                                                                            -----------
                                                                                            -----------
------------------------------------------------------------------------------------------------------------------------
                             The accompanying notes are an integral part of this schedule.
                                                                                               Class A         Class B
                                                                                                Units           Units
                                                                                            -------------   -------------
                                                                                                     Year ended
                                                                                                    December 31,
                                                                                            -----------------------------
                                                                                                1995            1995
------------------------------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions                                                 $   1,997,178    $   453,270
Change in net unrealized gain on open
  commodity positions                                                                            (427,620)       (96,372)
Change in net unrealized gain/loss on reserve
  assets                                                                                           51,479             --
Interest from U.S. Treasury bills                                                                 405,709         91,459
Interest from reserve assets                                                                      647,621             --
Realized gain on reserve assets                                                                    12,584             --
                                                                                            -------------   -------------
                                                                                                2,686,951        448,357
                                                                                            -------------   -------------
EXPENSES
Commissions                                                                                       766,777        174,102
Other transaction fees                                                                             51,433         11,452
Letter of credit fees                                                                             166,923             --
Management fees                                                                                   248,039         56,077
Incentive fees                                                                                     41,789         12,677
General and administrative                                                                        140,249         31,745
Amortization of organizational costs                                                               25,985          3,231
                                                                                            -------------   -------------
                                                                                                1,441,195        289,284
                                                                                            -------------   -------------
Net income (loss)                                                                           $   1,245,756    $   159,073
                                                                                            -------------   -------------
                                                                                            -------------   -------------
ALLOCATION OF NET INCOME (LOSS)
Limited partners                                                                            $   1,201,035    $   153,387
                                                                                            -------------   -------------
                                                                                            -------------   -------------
General partner                                                                             $      44,721    $     5,686
                                                                                            -------------   -------------
                                                                                            -------------   -------------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL PARTNERSHIP UNIT
Net income (loss) per weighted average limited and general partnership unit                 $        8.40    $      8.70
                                                                                            -------------   -------------
                                                                                            -------------   -------------
Weighted average number of limited and general partnership units outstanding                  148,387.751     18,281.333
                                                                                            -------------   -------------
                                                                                            -------------   -------------
------------------------------------------------------------------------------------------------------------------------
                             The accompanying notes are an integral part of this schedule.
                                                                                              Combined
                                                                                                Units
                                                                                            -------------
                                                                                                1995
------------------------------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions                                                  $ 2,450,448
Change in net unrealized gain on open
  commodity positions                                                                           (523,992)
Change in net unrealized gain/loss on reserve
  assets                                                                                          51,479
Interest from U.S. Treasury bills                                                                497,168
Interest from reserve assets                                                                     647,621
Realized gain on reserve assets                                                                   12,584
                                                                                            -------------
                                                                                               3,135,308
                                                                                            -------------
EXPENSES
Commissions                                                                                      940,879
Other transaction fees                                                                            62,885
Letter of credit fees                                                                            166,923
Management fees                                                                                  304,116
Incentive fees                                                                                    54,466
General and administrative                                                                       171,994
Amortization of organizational costs                                                              29,216
                                                                                            -------------
                                                                                               1,730,479
                                                                                            -------------
Net income (loss)                                                                            $ 1,404,829
                                                                                            -------------
                                                                                            -------------
ALLOCATION OF NET INCOME (LOSS)
Limited partners                                                                             $ 1,354,422
                                                                                            -------------
                                                                                            -------------
General partner                                                                              $    50,407
                                                                                            -------------
                                                                                            -------------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL PARTNERSHIP UNIT
Net income (loss) per weighted average limited and general partnership unit

Weighted average number of limited and general partnership units outstanding

------------------------------------------------------------------------------------------------------------------------
                             The accompanying notes are an integral part of this schedule.

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                            CLASS A          LIMITED         GENERAL
                                             UNITS           PARTNERS        PARTNER         TOTAL
------------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1994       158,694.001     $ 18,346,896     $ 622,778     $ 18,969,674
Net income                                          --        1,201,035        44,721        1,245,756
Redemptions                                (28,470.000)      (3,531,189)           --       (3,531,189)
                                         -------------     ------------     ---------     ------------
Partners' capital--December 31, 1995       130,224.001       16,016,742       667,499       16,684,241
Net loss                                            --          (65,441)       (2,707)         (68,148)
Redemptions                                (27,518.000)      (2,977,674)     (533,623)      (3,511,297)
                                         -------------     ------------     ---------     ------------
Partners' capital--March 31, 1996          102,706.001       12,973,627       131,169       13,104,796
Merger into OptiMax Units                 (102,706.001)     (12,973,627)     (131,169)     (13,104,796)
                                         -------------     ------------     ---------     ------------
Partners' capital--April 1, 1996                    --     $         --     $      --     $         --
                                         -------------     ------------     ---------     ------------
                                         -------------     ------------     ---------     ------------

                                            CLASS B          LIMITED         GENERAL
                                             UNITS           PARTNERS        PARTNER         TOTAL
------------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1994        19,665.666     $  2,295,323     $  74,924     $  2,370,247
Net income                                          --          153,387         5,686          159,073
Redemptions                                 (4,046.318)        (503,958)           --         (503,958)
                                         -------------     ------------     ---------     ------------
Partners' capital--December 31, 1995        15,619.348        1,944,752        80,610        2,025,362
Net loss                                            --          (30,998)       (1,285)         (32,283)
Redemptions                                 (1,986.356)        (191,649)      (61,810)        (253,459)
                                         -------------     ------------     ---------     ------------
Partners' capital--March 31, 1996           13,632.992        1,722,105        17,515        1,739,620
Merger into OptiMax Units                  (13,632.992)      (1,722,105)      (17,515)      (1,739,620)
                                         -------------     ------------     ---------     ------------
Partners' capital--April 1, 1996                    --     $         --     $      --     $         --
                                         -------------     ------------     ---------     ------------
                                         -------------     ------------     ---------     ------------
------------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements.

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
             STATEMENTS OF CHANGES IN PARTNERS' CAPITAL--Continued

                                           COMBINED          LIMITED         GENERAL
                                             UNITS           PARTNERS        PARTNER         TOTAL
------------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1994       178,359.667     $ 20,642,219     $ 697,702     $ 21,339,921
Net income                                          --        1,354,422        50,407        1,404,829
Redemptions                                (32,516.318)      (4,035,147)           --       (4,035,147)
                                         -------------     ------------     ---------     ------------
Partners' capital--December 31, 1995       145,843.349       17,961,494       748,109       18,709,603
Net loss                                            --          (96,439)       (3,992)        (100,431)
Redemptions                                (29,504.356)      (3,169,323)     (595,433)      (3,764,756)
                                         -------------     ------------     ---------     ------------
Partners' capital--March 31, 1996          116,338.993       14,695,732       148,684       14,844,416
Merger into OptiMax Units                 (116,338.993)     (14,695,732)     (148,684)     (14,844,416)
                                         -------------     ------------     ---------     ------------
Partners' capital--April 1, 1996                    --     $         --     $      --     $         --
                                         -------------     ------------     ---------     ------------
                                         -------------     ------------     ---------     ------------

                                            OPTIMAX          LIMITED         GENERAL
                                             UNITS           PARTNERS        PARTNER         TOTAL
------------------------------------------------------------------------------------------------------
Partners' capital--April 1, 1996           116,338.993     $ 14,695,732     $ 148,684     $ 14,844,416
Net income                                          --        1,634,928        16,536        1,651,464
Redemptions                                (16,000.234)      (2,174,739)      (22,140)      (2,196,879)
                                         -------------     ------------     ---------     ------------
Partners' capital--December 31, 1996       100,338.759       14,155,921       143,080       14,299,001
Net income                                          --        2,398,743        24,255        2,422,998
Redemptions                                 (7,249.098)      (1,124,341)      (11,456)      (1,135,797)
                                         -------------     ------------     ---------     ------------
Partner's capital--December 31, 1997        93,089.661     $ 15,430,323     $ 155,879     $ 15,586,202
                                         -------------     ------------     ---------     ------------
                                         -------------     ------------     ---------     ------------
------------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements.

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential-Bache OptiMax Futures Fund, L.P. (the 'Partnership') is a Delaware limited partnership formed on July 12, 1990 which will terminate on December 31, 2010 unless ended sooner under the provisions of the Agreement of Limited Partnership, as amended (the 'Partnership Agreement'). The Partnership was formed to engage in the speculative trading of a portfolio consisting primarily of commodity futures, forward and options contracts. On February 15, 1991, the Partnership completed its offering of units and raised $64,000,000 of Class A units and $6,309,500 of Class B units from the sale of 633,563 Class A and 62,470 Class B units of limited partnership interest and 6,437 Class A and 625 Class B units of general partnership interest and commenced operations. The general partner of the Partnership is Seaport Futures Management, Inc. (the 'General Partner') which is an affiliate of Prudential Securities Incorporated ('PSI'), the Partnership's commodity broker. Both the General Partner and PSI are wholly owned subsidiaries of Prudential Securities Group Inc. ('PSGI'). The General Partner is required to maintain at least a one percent interest in the Partnership as long as it is acting as the Partnership's general partner.

   Through March 31, 1996, the Partnership maintained two classes (each a 'Class') of units. Sixty percent of the initial net asset value of the Class A Units and 100% of the initial net asset value of the Class B units were deposited in the Partnership's trading accounts for commodity trading purposes (referred to as the Partnership's 'Traded Assets'). The remaining 40% of the initial net asset value of the Class A Units ('Class A Reserve Assets') was held in reserve as a protective device in conjunction with the letter of credit (see discussion below) and invested in U.S. Government interest-bearing obligations, zero coupon bonds and a Guaranteed Investment Contract ('GIC'). The General Partner generally maintains not less than 75% of the Partnership's Traded Assets in interest-bearing U.S. Government obligations (primarily U.S. Treasury bills), a significant portion of which is utilized for margin purposes for the Partnership's commodity trading activities. The remaining 25% of the Partnership's Traded Assets is held in cash in the Partnership's commodity trading accounts.

   An irrevocable letter of credit ('Letter of Credit') was issued in favor of the Partnership by Citibank, N.A. (the 'Bank') on February 15, 1991. The Letter of Credit was intended to provide protection to the Class A limited partners against loss of their initial investment as of March 31, 1996 (the 'Capital Return Date') when the limited partners had the option to redeem their Class A units and receive the greater of the then current net asset value per Class A unit or one hundred percent of their initial investment. The Letter of Credit expired on the Capital Return Date (with no payment required by the Bank) and does not provide protection thereafter. The Reserve Assets held in connection with the Letter of Credit matured on April 1, 1996 and their proceeds were allocated evenly to Robert M. Tamiso ('Tamiso') and Hyman Beck & Company, Inc. ('Hyman Beck'), new independent commodities trading managers to the Partnership.

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

   Through April 1997, all trading decisions for the Partnership were made by Willowbridge Associates Inc. ('Willowbridge'), Chesapeake Capital Corporation ('Chesapeake'), Tamiso and Hyman Beck. Effective May 1, 1997, all assets managed by Chesapeake were reallocated to Eagle Trading Systems, Inc. ('Eagle') pursuant to its Eagle-Global System trading program. The monthly management fee paid to Eagle equals 1/6 of 1% (a 2% annual rate) of its traded assets as compared to 1/5 of 1% (a 2.5% annual rate) paid to Chesapeake. The quarterly incentive fee paid to Eagle equals 23% of the New High Net Trading Profits (as defined in the Advisory Agreement among the Partnership, the General Partner and Eagle) as compared to 17% of the New High Net Trading Profits paid to Chesapeake. Chesapeake, Willowbridge, Tamiso, Hyman Beck and Eagle are collectively referred to as the 'Trading Managers.' The General Partner retains the authority to override trading instructions that violate the Partnership's trading policies.

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

   To the extent practicable, the Partnership invests a significant portion of its Traded Assets in U.S. Treasury bills to fulfill original margin requirements. U.S. Treasury bills are carried at amortized cost, which approximates market. During 1995 and 1996, the Class A Reserve Assets consisted of a GIC and were carried at their market value. Interest on the Reserve Asset accrued for the benefit of the Class A unitholders and all other interest on interest-bearing assets accrues for the benefit of the Partnership.

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

C. Costs, Fees and Expenses

Organizational costs

   Costs incurred to organize the Partnership, including but not limited to, legal, accounting, registration fees and certain printing costs, were considered deferred organizational costs. These costs were capitalized and amortized over a 60-month period ending in 1996.

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

Letter of Credit fees

   Through March 31, 1996, Letter of Credit fees were calculated as follows: (i) .0007291 (an annualized rate of 7/8 of 1%) of the outstanding Letter of Credit amount as of the first day of each month was due to the Bank for issuing and maintaining the Letter of Credit and (ii) .0002083 (an annualized rate of 1/4 of 1%) of the outstanding Letter of Credit amount as of the first day of each month was due to PSGI for being obligated to make payment of the General Partner's repayment obligation in the event the General Partner was unable to do so. Following the expiration of the Letter of Credit on March 31, 1996 (see Note A), the Partnership was no longer obligated to pay these fees.

Management and incentive fees

   The Partnership pays each Trading Manager monthly management fees ranging from 1/6 of 1% (a 2% annual rate) to 1/4 of 1% (a 3% annual rate) of the portion of the Traded Assets allocated to each Trading Manager as of the end of each month.

   In addition, the Partnership pays each Trading Manager a quarterly incentive fee ranging from 17% to 23% of the 'New High Net Trading Profits' generated by each Trading Manager (as defined in the Advisory Agreement among the Partnership, the General Partner and each Trading Manager).

   See Note A for further information concerning changes to management and incentive fees during 1997.

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

   The costs incurred for these services for the three years ended December 31, 1997, 1996 and 1995 were:

                                                     OPTIMAX            TOTAL            COMBINED
                                                      UNITS             UNITS             UNITS
                                                  --------------     ------------     ---------------
                                                       1997              1996              1995
                                                  --------------     ------------     ---------------
  Commissions                                       $1,191,476        $1,116,092        $   940,879
  Letter of Credit Fees                                     --             8,138             37,098
  General and administrative                            80,720           115,589             84,585
                                                  --------------     ------------     ---------------
                                                    $1,272,196        $1,239,819        $ 1,062,562
                                                  --------------     ------------     ---------------
                                                  --------------     ------------     ---------------

   Expenses payable to the General Partner and its affiliates (which are included in accrued expenses) as of December 31, 1997 were $17,761 and as of December 31, 1996 were $62,525.

   The Partnership maintains its trading and cash accounts at PSI, the Partnership's commodity broker. Except for the portion of Traded Assets that is deposited as margin to maintain forward currency contract positions as further discussed below, the Partnership's Traded Assets are maintained either with PSI or, for margin purposes, with the various exchanges on which the Partnership is permitted to trade.

   The Partnership, acting through its Trading Managers, executes over-the-counter, spot, forward and/or option foreign exchange transactions with PSI. PSI then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. ('PBGM'). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PSI and the Partnership pursuant to a line of credit. PSI may require that collateral be posted against the marked-to-market position of the Partnership.

   Additionally, the Reserve Assets consisted of an 8.17% GIC which matured on April 1, 1996 with The Prudential Asset Management Company, Inc., an affiliate of the General Partner. Interest earned on the GIC for the years ended December 31, 1996 and 1995 was $147,823 and $647,621, respectively. Realized gain on the GIC was $2,149 and $12,584 and the change in unrealized gain/loss on the GIC was $(44,012) and $51,479 for the years ended December 31, 1996 and 1995, respectively.

E. Income Taxes

   The following is a reconciliation of net income for financial reporting purposes to net income for tax reporting purposes for the three years ended December 31, 1997, 1996 and 1995:->

                                                     OPTIMAX            TOTAL            COMBINED
                                                      UNITS             UNITS              UNITS
                                                  --------------     ------------     ---------------
                                                       1997              1996              1995
                                                  --------------     ------------     ---------------
Net income per financial statements                 $2,422,998        $1,551,033        $ 1,404,829
Change in unrealized gain/loss on nonregulated
  commodity positions                                   85,051          (101,791)           158,000
Change in unrealized gain/loss on GIC                       --            44,012            (51,479)
                                                  --------------     ------------     ---------------
Tax basis net income                                $2,508,049        $1,493,254        $ 1,511,350
                                                  --------------     ------------     ---------------
                                                  --------------     ------------     ---------------

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

   Futures, forward and options contracts involve varying degrees of off-balance sheet risk; and changes in the level of volatility of interest rates, foreign currency exchange rates or the market values of the contracts (or commodities underlying the contracts) frequently result in changes in the Partnership's unrealized gain on open commodity positions reflected in the statements of financial condition. The Partnership's exposure to market risk is influenced by a number of factors including the relationships among the contracts held by the Partnership as well as the liquidity of the markets in which the contracts are traded.

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

   The General Partner attempts to minimize both credit and market risks by requiring the Partnership's Trading Managers to abide by various trading limitations and policies. The General Partner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties (currently, PSI is the sole counterparty or broker); limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. The General Partner may impose additional restrictions (through modifications of such trading limitations and policies) upon the trading activities of the Trading Managers as it, in good faith, deems to be in the best interests of the Partnership.

   PSI, when acting as the Partnership's futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Partnership all assets of the Partnership relating to domestic futures and options trading and is not to commingle such assets with other assets of PSI. At December 31, 1997 and 1996, such segregated assets totalled $8,917,171 and $7,464,278, respectively. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Partnership related to foreign futures and options trading which totalled $6,988,356 and $7,837,283 at December 31, 1997 and 1996,
respectively. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1997, open futures, forward and options contracts mature within one year.

   At December 31, 1997 and 1996, gross contract amounts of open futures, forward and options contracts are:

                                                                         1997              1996
                                                                     ------------      ------------
Financial Futures and Options Contracts:
  Commitments to purchase                                            $139,900,563      $59,731,780
  Commitments to sell                                                   7,437,372       10,663,117
Currency Futures and Options Contracts:
  Commitments to purchase                                                 492,662        4,367,551
  Commitments to sell                                                  21,706,418        5,391,289
Currency Forward Contracts:
  Commitments to purchase                                               7,046,771       19,229,072
  Commitments to sell                                                  10,358,738       19,694,712
Other Futures and Options Contracts:
  Commitments to purchase                                                 456,506        2,695,541
  Commitments to sell                                                  11,247,722        3,903,333
Other Forward Contracts:
  Commitments to purchase                                                 121,273          --

   The gross contract amounts represent the Partnership's potential involvement in a particular class of financial instrument (if it were to take or make delivery on an underlying futures, forward or options contract). The gross contract amounts significantly exceed the future cash requirements as the Partnership intends to close out open positions prior to settlement and thus is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Partnership considers the 'fair value' of its futures, forward and options contracts to be the net unrealized gain or loss on the contracts (plus premiums on options). Thus, the amount at risk associated with counterparty nonperformance of all contracts is the net unrealized gain included in the statements of financial condition. The market risk associated with the Partnership's commitments to purchase commodities is limited to the gross contract amounts involved, while the market risk associated with its commitments to sell is unlimited since the Partnership's potential involvement is to make delivery of an underlying commodity at the contract price; therefore, it must repurchase the contract at prevailing market prices.

   At December 31, 1997 and 1996, the fair value of open futures, forward and options contracts was:

                                                       1997                            1996
                                           ----------------------------    ----------------------------
                                              Assets       Liabilities        Assets       Liabilities
                                           ------------    ------------    ------------    ------------
          Futures Contracts:
            Domestic exchanges
               Financial                    $  146,750       $ 23,700       $    2,587       $ 21,181
               Currencies                      197,088         38,848          138,623          2,143
               Other                           390,029             --           88,437         22,665
            Foreign exchanges
               Financial                       324,620          3,840          110,601         28,084
               Other                           119,206        130,415           82,373         25,804
          Forward Contracts:
               Currencies                      257,080        154,865          308,705         73,143
               Other                                --            832               --             --
          Options Contracts:
            Domestic exchanges
               Financial                         6,907             --           12,500          3,093
               Currencies                       29,900             --           12,922             --
               Other                                --             --            3,280             --
            Foreign exchanges
               Financial                            --             --           11,092             --
                                           ------------    ------------    ------------    ------------
                                            $1,471,580       $352,500       $  771,120       $176,113
                                           ------------    ------------    ------------    ------------
                                           ------------    ------------    ------------    ------------

   The following table presents the average fair value of futures, forward and options contracts during the years ended December 31, 1997 and 1996, respectively.

                                                       1997                            1996
                                           ----------------------------    ----------------------------
                                              Assets       Liabilities        Assets       Liabilities
                                           ------------    ------------    ------------    ------------
          Futures Contracts:
            Domestic exchanges
               Financial                    $  188,384       $  7,993       $   63,648       $ 19,407
               Currencies                      131,258         15,083          167,954         22,876
               Other                           149,036         28,108          325,241         76,245
            Foreign exchanges
               Financial                       322,537         37,267          356,007         23,799
               Other                           160,381        111,278           50,934         60,626
          Forward Contracts:
               Currencies                      569,991        307,155          357,696        188,949
               Other                               847          2,015              425            847
          Options Contracts:
            Domestic exchanges
               Financial                         3,391            238            5,195            238
               Currencies                        6,064             --           13,550            335
               Other                             2,393             --           15,525            835
            Foreign exchanges
               Financial                           923             --           10,236             --
               Other                             6,100             --               --             --
                                           ------------    ------------    ------------    ------------
                                            $1,541,305       $509,137       $1,366,411       $394,157
                                           ------------    ------------    ------------    ------------
                                           ------------    ------------    ------------    ------------

   The following table presents trading revenues from futures, forward and options contracts for the three years ended December 31, 1997:

                                               1997           1996           1995
                                            ----------     ----------     ----------
          Futures Contracts:
            Domestic exchanges
               Financial                    $  260,862     $  115,977     $  854,782
               Currencies                      523,171        869,022        421,282
               Other                           335,196        290,951        405,881
            Foreign exchanges
               Financial                     1,113,209      1,567,704      1,222,072
               Other                           141,588        164,632       (849,732)

          Forward Contracts:
               Currencies                    1,985,427        307,185             --
               Other                           (14,860)         1,200             --

          Options Contracts:
            Domestic exchanges
               Financial                        (9,512)       (75,942)        (7,650)
               Currencies                      (56,626)       (93,996)        45,088
               Other                           (10,356)      (158,789)      (142,618)
            Foreign exchanges
               Financial                       (25,079)      (108,272)       (18,624)
               Other                           (25,356)        (7,425)        (4,025)
                                            ----------     ----------     ----------
                                            $4,217,664     $2,872,247     $1,926,456
                                            ----------     ----------     ----------
                                            ----------     ----------     ----------

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   The Partnership commenced operations on February 15, 1991 with gross proceeds of $70,309,500. After accounting for organizational and offering expenses, the Partnership's net proceeds were $62,452,578 for Class A units and $6,156,925 for Class B units. At the inception of the Partnership, 60% of the initial net proceeds of the Class A units and 100% of the initial net proceeds of the Class B units were allocated to trading activity ('Traded Assets'). In conjunction with a letter of credit, the remaining 40% of the initial net proceeds of the Class A units was placed in reserve and invested in investment grade interest-bearing obligations ('Reserve Assets').

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

   At December 31, 1997, a significant portion of the Traded Assets was held in U.S. Treasury bills (which represented approximately 76% of the Traded Assets prior to redemptions payable) and cash, which are used as margin for the Partnership's trading in commodities. Inasmuch as the sole business of the Partnership is to trade in commodities, the Partnership continues to own such liquid assets to be used as margin. The percentage that U.S. Treasury bills bears to the Traded Assets varies each day, and from month to month, as the market value of commodity interests change. The balance of the total net assets is held in cash. All interest earned on the Partnership's interest-bearing funds is paid to the Partnership.

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

   Redemptions by limited partners recorded for the years ended December 31, 1997, 1996 and 1995 were $1,124,341, $5,344,062 and $4,035,147, respectively.
Additionally, redemptions by the General Partner recorded for the years ended December 31, 1997 and 1996 were $11,456 and $617,573, respectively. Redemptions by limited partners and the General Partner recorded from commencement of operations, February 15, 1991, through December 31, 1997 totalled $72,670,198 (including $779,754 General Partner redemptions). Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

Results of Operations

   The net asset value per OptiMax Unit as of December 31, 1997 was $167.43, an increase of 17.49% from the prior year net asset value of $142.51. The net asset value as of December 31, 1996 reflects increases of 11.23% and 9.90% for the former Class A units and Class B units, respectively, as compared to December 31, 1995. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 315 futures funds in 1997, returned 9.34%, underperforming the Partnership. Past performance is not necessarily indicative of future results.

   The Partnership's strong performance in 1997 was primarily attributable to profits in the currency and financial sectors slightly offset by losses in the index and energy sectors.

   In the currency sector, the Partnership was able to capitalize on several significant moves. The Partnership's short Malaysian ringget positions proved to be quite profitable as the ringget experienced a dramatic devaluation throughout the year. Positions in the Japanese yen gained as the effects of the Asian crisis took its toll. Australian dollar and French franc positions were profitable as well.

   Over the course of the year, the world embraced a flight to quality in fixed income investments, resulting in gains for the Partnership's financial sector positions. Specifically, the Partnership had gains in long U.S., German, French, British and Eurodollar positions. Conversely, profits were achieved in short Japanese bond positions as the fight to quality had its negative effect on Japan's bonds.

   Offsetting gains were losses in the index sector. These losses came as the U.S. S&P 500 had double-digit returns and European indices, particularly the British FTSE 100, had gains as well. Finally, as instability increased in the Middle East, the world's largest energy producing region, the Partnership experienced losses in energy contracts, as increased volatility made it difficult to identify any trends.

   Prior to April 1, 1996 trading gains and losses and expenses (other than those expenses that were particular to Class A units) are allocated between the Class A units and Class B units based upon the pro rata portion of the Partnership's Traded Assets to each Class. See Note A in the financial statements for further details.

   As discussed in Liquidity and Capital Resources above, the Letter of Credit expired on March 31, 1996. As a result, there were no Letter of Credit fees charged during the year ended December 31, 1997. With the expiration of the Letter of Credit, Reserve Assets were allocated to commodities trading, thus increasing the Partnership's Traded Assets, including its investment in U.S. Treasury bills. The increase in U.S. Treasury bills, coupled with strong trading performance during 1997, partially offset by the liquidation of U.S. Treasury bills for the payment of redemptions, resulted in an increase in interest income from U.S. Treasury bills of approximately $42,000 for the year ended December 31, 1997 as compared to 1996. The increase in U.S. Treasury bills since March 31, 1996, partially offset by a decrease in interest rates in 1996 versus 1995 and the liquidation of U.S. Treasury bills for the payment of redemptions, resulted in an increase in interest income from U.S. Treasury bills of approximately $46,000 in 1996 versus 1995. Additionally, interest income from Reserve Assets was eliminated following the allocation of Reserve Assets to commodities trading and as a result, interest income from Reserve Assets decreased approximately $500,000 for the year ended December 31, 1996 as compared to 1995.

   Commissions are calculated on the Traded Assets on the first day of each month and, therefore, vary due to trading performance and redemptions. Strong trading performance in 1997 partially offset by redemptions, contributed to the increase in Trading Assets as compared to 1996. In addition, Traded Assets increased when the Letter of Credit expired on March 31, 1996 and Reserve Assets were allocated to commodities trading as discussed above. As a result, commissions increased approximately $75,000 for the year ended December 31, 1997 as compared to 1996 and increased approximately $175,000 for the year ended December 31, 1996 compared to 1995.

   Other transaction fees consist of National Futures Association, exchange and clearing fees which are based on the number of trades the Trading Managers execute. Other transaction fees decreased approximately $4,000 for the year ended December 31, 1997 as compared to 1996 but increased approximately $4,000 for the year ended December 31, 1996 as compared to 1995 primarily due to fluctuations in trading volume.

   Through April 1997, all trading decisions for the Partnership were made by Willowbridge Associates Inc., Chesapeake Capital Corporation ('Chesapeake'), Robert M. Tamiso and Hyman Beck & Company, Inc.

(collectively the 'Trading Managers'). Effective May 1, 1997, Eagle Trading Systems, Inc. ('Eagle') replaced Chesapeake as a Trading Manager for the Partnership. All assets previously managed by Chesapeake were allocated to Eagle pursuant to its Eagle-Global System trading program. Eagle is paid a management fee at a 2% annual rate on its Traded Assets compared to 2.5% paid to Chesapeake.

   Management fees are calculated on the portion of the Traded Assets allocated to each Trading Manager at the end of each month, and, therefore, are affected by trading performance, redemptions and the additional allocation of assets to commodities trading in 1996 as discussed above. The decrease in the management fee paid to Eagle discussed above offset an increase in management fees resulting from strong 1997 trading performance and the additional allocation of assets to commodities trading as discussed above, resulting in a decrease in management fees of approximately $8,000 for the year ended December 31, 1997 as compared to 1996. Management fees increased approximately $42,000 in 1996 as compared to 1995, primarily due to the additional allocation of assets to commodities trading.

   Incentive fees are based on the New High Net Trading Profits generated by each Trading Manager, as defined in the Advisory Agreement between the Partnership, the General Partner and each Trading Manager. Accordingly, incentive fees of approximately $33,000, $64,000, $212,000, $79,000 and $222,000
were earned during the year ended December 31, 1997 by Chesapeake, Willowbridge Associates Inc., Robert M. Tamiso, Hyman Beck & Company, Inc., and Eagle, respectively. Additionally, incentive fees of approximately $19,000, $102,000, $18,000 and $48,000 were earned during the year ended December 31, 1996 by Chesapeake, Willowbridge Associates Inc., Robert M. Tamiso and Hyman Beck & Company, Inc. For the year ended December 31, 1995, Chesapeake earned an incentive fee of approximately $55,000.

   General and administrative expenses decreased approximately $37,000 for the year ended December 31, 1997 as compared to 1996 but increased approximately $42,000 for the year ended December 31, 1996 as compared to 1995 mainly due to the costs associated with the expiration of the Letter of Credit and the merger of A and B units in 1996 as discussed in Note A to the financial statements.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Partnership from inception through December 31, 1997.

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

     SEAPORT FUTURES
     MANAGEMENT, INC.
     (General Partner)

     By: Barbara J. Brooks
     Treasurer and Chief Financial Officer
--------------------------------------------------------------------------------

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per trade for the year ended December 31, 1997 were $66.

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