Form 10-K, Exhibit 13
period 1998-12-31
PRUDENTIAL BACHE OPTIMAX FUTURES FUND LP
filed 1999-03-31
CIK 866533

                                                         1998
--------------------------------------------------------------------------------
Prudential-Bache                                         Annual
OptiMax Futures Fund, L.P.                               Report

                       LETTER TO LIMITED PARTNERS FOR
                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.

PricewaterhouseCoopers (LOGO)

                                            PricewaterhouseCoopers LLP
                                            1177 Avenue of the Americas
                                            New York, NY 10036
                                            Telephone (212) 596 8000
                                            Facsimile (212) 596 8910


                       Report of Independent Accountants

January 26, 1999

To the General Partner and
Limited Partners of
Prudential-Bache OptiMax Futures Fund, L.P.

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in partners' capital present fairly, in all material respects, the financial position of Prudential-Bache OptiMax Futures Fund, L.P. at December 31, 1998 and 1997, and the results of its operations for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the general partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the general partner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                                December 31,
                                                                        -----------------------------
                                                                            1998             1997
-----------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                    $ 3,691,861      $ 2,930,275
U.S. Treasury bills, at amortized cost                                   12,336,668       11,957,555
Net unrealized gain on open commodity positions                             584,528        1,082,273
Options, at market                                                          --                36,807
                                                                        ------------     ------------
Total assets                                                            $16,613,057      $16,006,910
                                                                        ------------     ------------
                                                                        ------------     ------------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Redemptions payable                                                     $   230,441      $   203,740
Accrued expenses                                                             70,377          100,952
Incentive fees payable                                                      --                85,079
Management fees payable                                                      27,570           28,516
Other transaction fees payable                                                1,260            2,421
                                                                        ------------     ------------
Total liabilities                                                           329,648          420,708
                                                                        ------------     ------------
Commitments
Partners' capital
Limited partners (81,916.579 and 92,158.661 OptiMax Units
  outstanding)                                                           16,120,466       15,430,323
General partner (828 and 931 OptiMax Units outstanding)                     162,943          155,879
                                                                        ------------     ------------
Total partners' capital                                                  16,283,409       15,586,202
                                                                        ------------     ------------
Total liabilities and partners' capital                                 $16,613,057      $16,006,910
                                                                        ------------     ------------
                                                                        ------------     ------------
Net asset value per limited and general partnership units (the
'OptiMax Units')                                                        $    196.79      $    167.43
                                                                        ------------     ------------
                                                                        ------------     ------------
-----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                            STATEMENTS OF OPERATIONS

                                                                  OptiMax Units             Total
                                                            -------------------------       Units
                                                                                          ----------
                                                                    Year ended December 31,
                                                            ----------------------------------------
                                                               1998           1997           1996
----------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions                 $5,398,731     $3,646,141     $3,249,181
Change in net unrealized gain on open commodity positions     (510,717)       571,523       (376,934)
Change in unrealized gain on reserve assets                     --             --            (44,012)
Interest from U.S. Treasury bills                              605,034        584,519        542,880
Interest from reserve assets                                    --             --            147,823
Realized gain on reserve assets                                 --             --              2,149
                                                            ----------     ----------     ----------
                                                             5,493,048      4,802,183      3,521,087
                                                            ----------     ----------     ----------

EXPENSES
Commissions                                                  1,296,436      1,191,476      1,116,092
Other transaction fees                                          71,761         62,540         66,954
Letter of credit fees                                           --             --             36,621
Management fees                                                345,315        338,498        346,071
Incentive fees                                               1,012,240        609,850        186,834
General and administrative                                     113,167        176,821        214,278
Amortization of organizational costs                            --             --              3,204
                                                            ----------     ----------     ----------
                                                             2,838,919      2,379,185      1,970,054
                                                            ----------     ----------     ----------
Net income                                                  $2,654,129     $2,422,998     $1,551,033
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
ALLOCATION OF NET INCOME
Limited partners                                            $2,627,581     $2,398,743     $1,538,489
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
General partner                                             $   26,548     $   24,255     $   12,544
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
NET INCOME PER WEIGHTED AVERAGE LIMITED AND
  GENERAL PARTNERSHIP UNIT
Net income per weighted average limited and general
  partnership unit                                          $    29.85     $    24.91
                                                            ----------     ----------
                                                            ----------     ----------
Weighted average number of limited and general
  partnership units outstanding                                 88,924         97,287
                                                            ----------     ----------
                                                            ----------     ----------
----------------------------------------------------------------------------------------------------
           The accompanying schedule and notes are an integral part of these statements.

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                      SCHEDULE TO STATEMENTS OF OPERATIONS

                                                  OptiMax        Class A      Class B          Total
                                                   Units          Units        Units           Units
                                               -------------     --------     --------     -------------
                                                Nine months
                                                   ended          Three months ended        Year ended
                                               December 31,            March 31,           December 31,
                                                   1996                  1996                  1996
--------------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions     $ 2,787,947      $378,211     $ 83,023      $ 3,249,181
Change in net unrealized gain on open
  commodity positions                                (1,118)     (308,169)     (67,647)        (376,934)
Change in net unrealized gain on reserve
  assets                                            --            (44,012)       --             (44,012)
Interest from U.S. Treasury bills                   430,485        91,965       20,430          542,880
Interest from reserve assets                        --            147,823        --             147,823
Realized gain on reserve assets                     --              2,149        --               2,149
                                               -------------     --------     --------     -------------
                                                  3,217,314       267,967       35,806        3,521,087
                                               -------------     --------     --------     -------------
EXPENSES
Commissions                                         893,683       182,042       40,367        1,116,092
Other transaction fees                               46,178        17,037        3,739           66,954
Letter of credit fees                               --             36,621        --              36,621
Management fees                                     272,742        60,015       13,314          346,071
Incentive fees                                      186,834         --           --             186,834
General and administrative                          166,413        37,542       10,323          214,278
Amortization of organizational costs                --              2,858          346            3,204
                                               -------------     --------     --------     -------------
                                                  1,565,850       336,115       68,089        1,970,054
                                               -------------     --------     --------     -------------
Net income (loss)                               $ 1,651,464      $(68,148)    $(32,283)     $ 1,551,033
                                               -------------     --------     --------     -------------
                                               -------------     --------     --------     -------------
ALLOCATION OF NET INCOME (LOSS)
Limited partners                                $ 1,634,928      $(65,441)    $(30,998)     $ 1,538,489
                                               -------------     --------     --------     -------------
                                               -------------     --------     --------     -------------
General partner                                 $    16,536      $ (2,707)    $ (1,285)     $    12,544
                                               -------------     --------     --------     -------------
                                               -------------     --------     --------     -------------
NET INCOME (LOSS) PER WEIGHTED AVERAGE
LIMITED AND GENERAL PARTNERSHIP UNIT
Net income (loss) per weighted average
  limited and general partnership unit          $     14.85      $   (.52)    $  (2.07)
                                               -------------     --------     --------
                                               -------------     --------     --------
Weighted average number of limited and
  general partnership units outstanding             111,224       130,224       15,619
                                               -------------     --------     --------
                                               -------------     --------     --------
--------------------------------------------------------------------------------------------------------
                     The accompanying notes are an integral part of this schedule.

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                            CLASS A          LIMITED         GENERAL
                                             UNITS           PARTNERS        PARTNER         TOTAL
------------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1995       130,224.001     $ 16,016,742     $ 667,499     $ 16,684,241
Net loss                                      --                (65,441)       (2,707)         (68,148)
Redemptions                                (27,518.000)      (2,977,674)     (533,623)      (3,511,297)
                                         -------------     ------------     ---------     ------------
Partners' capital--March 31, 1996          102,706.001       12,973,627       131,169       13,104,796
Merger into OptiMax Units                 (102,706.001)     (12,973,627)     (131,169)     (13,104,796)
                                         -------------     ------------     ---------     ------------
Partners' capital--April 1, 1996              --           $    --          $  --         $    --
                                         -------------     ------------     ---------     ------------
                                         -------------     ------------     ---------     ------------


                                            CLASS B          LIMITED         GENERAL
                                             UNITS           PARTNERS        PARTNER         TOTAL
------------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1995        15,619.348     $  1,944,752     $  80,610     $  2,025,362
Net loss                                      --                (30,998)       (1,285)         (32,283)
Redemptions                                 (1,986.356)        (191,649)      (61,810)        (253,459)
                                         -------------     ------------     ---------     ------------
Partners' capital--March 31, 1996           13,632.992        1,722,105        17,515        1,739,620
Merger into OptiMax Units                  (13,632.992)      (1,722,105)      (17,515)      (1,739,620)
                                         -------------     ------------     ---------     ------------
Partners' capital--April 1, 1996              --           $    --          $  --         $    --
                                         -------------     ------------     ---------     ------------
                                         -------------     ------------     ---------     ------------

                                           COMBINED          LIMITED         GENERAL
                                             UNITS           PARTNERS        PARTNER         TOTAL
------------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1995       145,843.349     $ 17,961,494     $ 748,109     $ 18,709,603
Net loss                                      --                (96,439)       (3,992)        (100,431)
Redemptions                                (29,504.356)      (3,169,323)     (595,433)      (3,764,756)
                                         -------------     ------------     ---------     ------------
Partners' capital--March 31, 1996          116,338.993       14,695,732       148,684       14,844,416
Merger into OptiMax Units                 (116,338.993)     (14,695,732)     (148,684)     (14,844,416)
                                         -------------     ------------     ---------     ------------
Partners' capital--April 1, 1996              --           $    --          $  --         $    --
                                         -------------     ------------     ---------     ------------
                                         -------------     ------------     ---------     ------------


                                            OPTIMAX          LIMITED         GENERAL
                                             UNITS           PARTNERS        PARTNER         TOTAL
------------------------------------------------------------------------------------------------------
Partners' capital--April 1, 1996           116,338.993     $ 14,695,732     $ 148,684     $ 14,844,416
Net income                                    --              1,634,928        16,536        1,651,464
Redemptions                                (16,000.234)      (2,174,739)      (22,140)      (2,196,879)
                                         -------------     ------------     ---------     ------------
Partners' capital--December 31, 1996       100,338.759       14,155,921       143,080       14,299,001
Net income                                    --              2,398,743        24,255        2,422,998
Redemptions                                 (7,249.098)      (1,124,341)      (11,456)      (1,135,797)
                                         -------------     ------------     ---------     ------------
Partner's capital--December 31, 1997        93,089.661       15,430,323       155,879       15,586,202
Net income                                    --              2,627,581        26,548        2,654,129
Redemptions                                (10,345.082)      (1,937,438)      (19,484)      (1,956,922)
                                         -------------     ------------     ---------     ------------
Partner's capital--December 31, 1998        82,744.579     $ 16,120,466     $ 162,943     $ 16,283,409
                                         -------------     ------------     ---------     ------------
                                         -------------     ------------     ---------     ------------
------------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements.

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential-Bache OptiMax Futures Fund, L.P. (the 'Partnership') is a Delaware limited partnership formed on July 12, 1990 to engage in the speculative trading of commodity futures, forward and options contracts. The Partnership will terminate on December 31, 2010 unless ended sooner under the provisions of the Agreement of Limited Partnership, as amended (the 'Partnership Agreement'). These provisions, as set forth in Article XVII of the Partnership Agreement include, but are not limited to, the dissolution of the Partnership if the Partnership's net asset value declines to less than $10 million as of the end of any business day. On February 15, 1991, the Partnership completed its offering of units and raised $64,000,000 of Class A units and $6,309,500 of Class B units from the sale of 633,563 Class A and 62,470 Class B units of limited partnership interest and 6,437 Class A and 625 Class B units of general partnership interest and commenced operations.

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

   Prior to April 1, 1996, trading gains and losses and expenses (other than those expenses that are particular to Class A units) were allocated between the Class A units and Class B units based upon the pro rata portion of the Partnership's Traded Assets to each Class. The allocation was adjusted quarterly to take into account the effect of redemptions. The allocation between the Class A units and Class B units was 82% and 18%, respectively, during the quarter ended March 31, 1996.

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

   All trading decisions for the Partnership are currently being made by Eagle Trading Systems, Inc. ('Eagle'), Tamiso and Hyman Beck. Effective May 1, 1997, all assets managed by Chesapeake Capital Corporation ('Chesapeake') were reallocated to Eagle pursuant to its Eagle-Global System trading program. The monthly management fee paid to Eagle equals 1/6 of 1% (a 2% annual rate) of its traded assets as compared to 5/24 of 1% (a 2.5% annual rate) paid to Chesapeake. The quarterly incentive fee paid to Eagle equals 23% of the New High Net Trading Profits (as defined in the Advisory Agreement among the Partnership, the General Partner and Eagle) as compared to 17% of the New High Net Trading Profits paid to Chesapeake. During July 1998, Willowbridge Associates Inc. ('Willowbridge') ceased to serve as a trading manager to the Partnership. All assets previously managed by Willowbridge were reallocated to Tamiso. The monthly management fee paid to Tamiso equals 1/6 of 1% (a 2% annual rate) of its Traded Assets as compared to 1/4 of 1% (a 3% annual rate) paid to Willowbridge. The quarterly incentive fee paid to Tamiso equals 17% of the New High Net Trading Profits (as defined in the Advisory Agreement among the Partnership, the General Partner and Tamiso) as compared to 20% of the New High Net Trading Profits paid to Willowbridge. The General Partner retains the authority to override trading instructions that violate the Partnership's trading policies.

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

   To the extent practicable, the Partnership invests a significant portion of its Traded Assets in U.S. Treasury bills which are often used to fulfill margin requirements. U.S. Treasury bills are carried at amortized cost, which approximates market. Interest on the Reserve Asset accrued for the benefit of the Class A unitholders and all other interest on interest-bearing assets accrues for the benefit of the Partnership.

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

   Distributions (other than redemptions of units) are made at the sole discretion of the General Partner on a pro rata basis in accordance with the respective capital accounts of the partners. No distributions have been made since inception.

   The Partnership Agreement provides that a partner may redeem its units as of the last business day of any full calendar quarter at the then current net asset value per unit.

New Accounting Guidance

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ('SFAS 133'), which the Partnership is required to adopt effective January 1, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. The Partnership does not believe the effect of adoption will be material.

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

Management and incentive fees

   The Partnership pays each trading manager a monthly management fee of 1/6 of 1% (a 2% annual rate) of the portion of the Traded Assets allocated to each trading manager as of the end of each month.

   In addition, the Partnership pays each trading manager a quarterly incentive fee ranging from 17% to 23% of the 'New High Net Trading Profits' generated by each trading manager (as defined in the Advisory Agreements among the Partnership, the General Partner and each trading manager).

   See Note A for further information concerning changes to management and incentive fees during 1998 and 1997.

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

   The costs incurred for these services for the years ended December 31, 1998, 1997 and 1996 were:

                                                                 OPTIMAX UNITS           TOTAL UNITS
                                                           -------------------------     -----------
                                                              1998           1997           1996
                                                           ----------     ----------     -----------
  Commissions                                              $1,296,436     $1,191,476     $1,116,092
  Letter of Credit fees                                        --             --              8,138
  General and administrative                                   65,324         80,720        115,589
                                                           ----------     ----------     -----------
                                                           $1,361,760     $1,272,196     $1,239,819
                                                           ----------     ----------     -----------
                                                           ----------     ----------     -----------

   Expenses payable to the General Partner and its affiliates (which are included in accrued expenses) as of December 31, 1998 and 1997 were $15,295 and $17,761, respectively.

   The Partnership's Traded Assets are maintained either in trading or cash accounts with PSI, the Partnership's commodity broker, or for margin purposes, with the various exchanges on which the Partnership is permitted to trade.

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

E. Income Taxes

   The following is a reconciliation of net income for financial reporting purposes to net income for tax reporting purposes for the years ended December 31, 1998, 1997 and 1996:

                                                                 OPTIMAX UNITS           TOTAL UNITS
                                                           -------------------------     -----------
                                                              1998           1997           1996
                                                           ----------     ----------     -----------
Net income per financial statements                        $2,654,129     $2,422,998     $1,551,033
Change in unrealized gain/loss on nonregulated
  commodity positions                                        (285,928)        85,051       (101,791 )
Change in unrealized gain/loss on GIC                          --             --             44,012
                                                           ----------     ----------     -----------
Tax basis net income                                       $2,368,201     $2,508,049     $1,493,254
                                                           ----------     ----------     -----------
                                                           ----------     ----------     -----------

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

   Futures, forward and options contracts involve varying degrees of off-balance sheet risk; and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the contracts (or commodities underlying the contracts) frequently result in changes in the Partnership's unrealized gain on open commodity positions reflected in the statements of financial condition. The Partnership's exposure to market risk is influenced by a number of factors including the relationships among the contracts held by the Partnership as well as the liquidity of the markets in which the contracts are traded.

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

   PSI, when acting as the Partnership's futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Partnership all assets of the Partnership relating to domestic futures and options trading and is not to commingle such assets with other assets of PSI. At December 31, 1998, such segregated assets totalled $5,866,813. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Partnership related to foreign futures and options trading which totalled $10,983,942 at December 31, 1998. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1998, all open futures and forward contracts mature within one year.

   At December 31, 1998 and 1997, gross contract amounts of open futures, forward and options contracts are:

                                           1998             1997
                                       ------------     ------------
Financial Futures and
  Options Contracts:
  Commitments to purchase              $45,547,184      $139,900,563
  Commitments to sell                   50,274,885         7,437,372
Currency Futures and
  Options Contracts:
  Commitments to purchase                  216,163           492,662
  Commitments to sell                    1,262,608        21,706,418
Currency Forward
  Contracts:
  Commitments to purchase                7,750,478         7,046,771
  Commitments to sell                    7,482,181        10,358,738
Other Futures Contracts:
  Commitments to purchase                  138,101           456,506
  Commitments to sell                    8,197,840        11,247,722
Other Forward Contracts:
  Commitments to purchase                       --           121,273

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

   At December 31, 1998 and 1997, the fair value of open futures, forward and options contracts was:

                                                       1998                            1997
                                           ----------------------------    ----------------------------
                                              Assets       Liabilities        Assets       Liabilities
                                           ------------    ------------    ------------    ------------
          Futures Contracts:
            Domestic exchanges
               Financial                     $  3,400        $  3,572       $  146,750       $ 23,700
               Currencies                      20,106           3,388          197,088         38,848
               Other                           97,898          22,075          390,029         --
            Foreign exchanges
               Financial                      644,508           3,568          324,620          3,840
               Other                           95,112           6,195          119,206        130,415
          Forward Contracts:
               Currencies                          --         237,698          257,080        154,865
               Other                               --              --          --                 832
          Options Contracts:
            Domestic exchanges
               Financial                           --              --            6,907         --
               Currencies                          --              --           29,900         --
                                           ------------    ------------    ------------    ------------
                                             $861,024        $276,496       $1,471,580       $352,500
                                           ------------    ------------    ------------    ------------
                                           ------------    ------------    ------------    ------------

   The following table presents the average fair value of futures, forward and options contracts during the years ended December 31, 1998 and 1997, respectively.

                                                       1998                            1997
                                           ----------------------------    ----------------------------
                                              Assets       Liabilities        Assets       Liabilities
                                           ------------    ------------    ------------    ------------
          Futures Contracts:
            Domestic exchanges
               Financial                    $  133,743       $  9,680       $  188,384       $  7,993
               Currencies                      205,413         27,874          131,258         15,083
               Other                           160,882         30,397          149,036         28,108
            Foreign exchanges
               Financial                       520,967         35,569          322,537         37,267
               Other                            46,884        138,318          160,381        111,278
          Forward Contracts:
               Currencies                      347,672        281,380          569,991        307,155
               Other                             9,756         13,365              847          2,015
          Options Contracts:
            Domestic exchanges
               Financial                         5,219             --            3,391            238
               Currencies                        3,175             --            6,064         --
               Other                                --             --            2,393         --
            Foreign exchanges
               Financial                           571             --              923         --
               Other                             1,116             --            6,100         --
                                           ------------    ------------    ------------    ------------
                                            $1,435,398       $536,583       $1,541,305       $509,137
                                           ------------    ------------    ------------    ------------
                                           ------------    ------------    ------------    ------------

   The following table presents trading revenues from futures, forward and options contracts for the three years ended December 31, 1998:

                                               1998           1997           1996
                                            ----------     ----------     ----------
          Futures Contracts:
            Domestic exchanges
               Financial                    $  793,456     $  260,862     $  115,977
               Currencies                     (355,979)       523,171        869,022
               Other                           263,362        335,196        290,951
            Foreign exchanges
               Financial                     4,490,202      1,113,209      1,567,704
               Other                          (232,652)       141,588        164,632

          Forward Contracts:
               Currencies                      212,300      1,985,427        307,185
               Other                          (111,484)       (14,860)         1,200

          Options Contracts:
            Domestic exchanges
               Financial                       (90,705)        (9,512)       (75,942)
               Currencies                      (66,612)       (56,626)       (93,996)
               Other                                --        (10,356)      (158,789)
            Foreign exchanges
               Financial                        (8,148)       (25,079)      (108,272)
               Other                            (5,726)       (25,356)        (7,425)
                                            ----------     ----------     ----------
                                            $4,888,014     $4,217,664     $2,872,247
                                            ----------     ----------     ----------
                                            ----------     ----------     ----------

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

   On March 31, 1996, the Letter of Credit expired and the Reserve Assets became available for commodities trading. On April 1, 1996, these assets were allocated for commodities trading evenly to Robert M. Tamiso and Hyman Beck & Company, Inc., new independent trading managers to the Partnership. As such, since April 1, 1996, 100% of the Partnership's net assets have been allocated to commodities trading. Also, on April 1, 1996, in conjunction with the expiration of the Letter of Credit and maturity of the Reserve Assets as discussed above, the General Partner merged the Class A units and the Class B units in accordance with Article X, Section B(16) of the Partnership Agreement into a newly created Class of units called the OptiMax Units. Each Class A unit was exchanged into one new OptiMax Unit and each Class B unit was exchanged into .99467 new OptiMax Unit. See Note A to the financial statements for further information.

   At December 31, 1998, a significant portion of the Traded Assets was held in U.S. Treasury bills (which represented approximately 75% of the Traded Assets prior to redemptions payable) and cash, which are used as margin for the Partnership's trading in commodities. Inasmuch as the sole business of the Partnership is to trade in commodities, the Partnership continues to own such liquid assets to be used as margin. The percentage that U.S. Treasury bills bears to the Traded Assets varies each day, and from month to month, as the market value of commodity interests change. The balance of the total net assets is held in cash. All interest earned on the Partnership's interest-bearing funds is paid to the Partnership.

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

   Since the Partnership's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Partnership's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationship among the contracts held. The inherent uncertainty of the Partnership's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond the Partnership's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The General Partner attempts to minimize these risks by requiring the Partnership's trading managers to abide by various trading limitations and policies. See Note F to the financial statements for a further discussion on the credit and market risks associated with the Partnership's futures, forward and options contracts.

   The Partnership does not have, nor does it expect to have, any capital assets.

   Redemptions by limited partners recorded for the years ended December 31, 1998, 1997 and 1996 were $1,937,438, $1,124,341 and $5,344,062, respectively.
Additionally, redemptions by the General Partner recorded for the years ended December 31, 1998, 1997 and 1996 were $19,484, $11,456 and $617,573, respectively. Redemptions by limited partners and the General Partner recorded from commencement of operations, February 15, 1991, through December 31, 1998 totalled $74,627,120 (including $799,238 General Partner redemptions). Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

Results of Operations

   The net asset value per OptiMax Unit as of December 31, 1998 was $196.79, an increase of 17.54% from the December 31, 1997 net asset value per OptiMax Unit of $167.43, which was an increase of 17.49% from the December 31, 1996 net asset value per OptiMax Unit of $142.51. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 281 and 315 futures funds in 1998 and 1997, returned 6.57% and 9.34%, respectively. Past performance is not necessarily indicative of future results.

   The Partnership's positive performance in 1998 was the result of gains in the financial, energy, and soft sectors offset by losses in the currency, metal, grain and index sectors.

   Market activity in the financial sector brought considerable profits to the Partnership in 1998. In January, an imbalance in the relationship between stocks and bonds, helped along by increasing amounts of bonds made available for sale by central banks, caused bond prices to rise. However, economic events in Japan fueled most financial sector activity throughout the rest of the year. News regarding the Bank of Japan's plans to stimulate the economy caused volatility in April which generated losses for the Partnership. Profits on short positions were earned in May as Japanese government bonds ('JGBs') fell as economic fears worsened. In the second half of the year the Partnership gained on two moves as JGBs rose in late summer only to fall in the fourth quarter.

   The energy sector also profited the Partnership in 1998. Middle Eastern turmoil in January and the fourth quarter as well as an overall bear market trend throughout much of the year brought opportunities for profits.

   Volatility characterized metal sector performance with gold, copper, and silver recording the biggest losses for the Partnership. Speculative buying caused silver prices to rise in February profiting the Partnership. In March, short gold positions lost value due to an interruption in the bear market when investors purchased gold as a hedge against inflation. Losses were also sustained in the third quarter as gold and silver prices reacted to fluctuating fears concerning global stock markets.

   Interest income is earned on the Partnership's investment in U.S. Treasury bills and varies monthly according to interest rates, trading performance and redemptions. Strong trading performance during 1998 and 1997, partially offset by the liquidation of U.S. Treasury bills for the payment of redemptions, were the primary reasons for the increases in interest income from U.S. Treasury bills of approximately $21,000 and $42,000 for the years ended December 31, 1998 and 1997 as compared to prior years. The increase in interest income during 1997 versus 1996 was also the result of the additional allocation of assets to commodities trading during April 1996 (as further discussed in Liquidity and Capital Resources above) which led to increased investments in U.S. Treasury bills.

   Commissions are calculated on the Traded Assets on the first day of each month and, therefore, vary due to trading performance and redemptions. Strong trading performance in 1998 and 1997, partially offset by redemptions, led to continuously increasing Traded Assets during the two year period. In addition, Traded Assets increased when the Letter of Credit expired on March 31, 1996 and Reserve Assets were allocated to commodities trading as discussed above. As a result, commissions increased approximately $105,000 for the year ended December 31, 1998 as compared to 1997 and approximately $75,000 for the year ended December 31, 1997 compared to 1996.

   Other transaction fees consist of National Futures Association, exchange and clearing fees which are based on the number of trades the trading managers execute. Other transaction fees increased approximately $9,000 for the year ended December 31, 1998 as compared to 1997, but decreased approximately $4,000 for the year ended December 31, 1997 as compared to 1996 primarily due to fluctuations in trading volume.

   All trading decisions for the Partnership are currently being made by Eagle Trading Systems, Inc. ('Eagle'), Robert M. Tamiso ('Tamiso') and Hyman Beck & Company, Inc. ('Hyman Beck'). Effective May 1, 1997, all assets previously managed by Chesapeake Capital Corporation ('Chesapeake') were reallocated to Eagle pursuant to its Eagle-Global System trading program. Eagle is paid a management fee at a 2% annual rate on its Traded Assets compared to 2.5% paid to Chesapeake. Additionally, during July 1998, Willowbridge Associates Inc. ('Willowbridge') ceased to serve as a trading manager to the Partnership. All assets previously managed by Willowbridge were reallocated to Tamiso. Tamiso is paid a management fee at a 2% annual rate on its Traded Assets compared to 3% paid to Willowbridge.

   Management fees are calculated on the portion of the Traded Assets allocated to each trading manager at the end of each month, and, therefore, are affected by trading performance and redemptions. Management fees increased $7,000 for the year ended December 31, 1998 as compared to 1997 primarily due to the effect of strong trading performance during 1998 offset, in part, by redemptions and a reduction in the rate paid to Tamiso as compared to Willowbridge as discussed above. An increase in 1997 versus 1996 management fees resulting from strong 1997 trading performance and the additional allocation of assets to commodities trading during April 1996 as discussed above was offset by the 1997 decrease in the management fee paid to Eagle versus Chesapeake as discussed above. These events led to a decrease in management fees of approximately $8,000 for the year ended December 31, 1997 as compared to 1996.

   Incentive fees are based on the New High Net Trading Profits generated by each trading manager, as defined in the Advisory Agreements between the Partnership, the General Partner and each trading manager. Incentive fees increased by $402,000 and $423,000 for the years ended December 31, 1998 and 1997 as compared to prior years due primarily to continuously stronger trading performance during the three years ended December 31, 1998, as well as an increase in the incentive fee rate paid to Eagle as compared to Chesapeake, as discussed in Note A to the financial statements.

   General and administrative expenses decreased approximately $64,000 for the year ended December 31, 1998 as compared to 1997 and by approximately $37,000 for the year ended December 31, 1997 as compared to 1996. These expenses include reimbursements of costs incurred by the General Partner on behalf of the Partnership, in addition to accounting, audit, tax and legal fees as well as printing and postage costs related to reports sent to limited partners. These decreases are due primarily to a reduction in overall costs associated with administering the Partnership as well as costs incurred in 1996 and the first quarter of 1997 relating to the expiration of the Letter of Credit and the merger of A and B units as discussed in Note A to the financial statements.

New Accounting Guidance

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ('SFAS 133'), which the Partnership is required to adopt effective January 1, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. The Partnership does not believe the effect of adoption will be material.

Year 2000 Risk

  Investment funds, like financial and business organizations and individuals around the world, depend on the smooth functioning of computer systems. The year 2000, however, holds the potential for a significant disruption in the operation of these systems. Many computer systems in use today cannot distinguish the year 2000 from the year 1900 because of the way in which dates are encoded. This is commonly known as the 'Year 2000 Problem.' The Partnership could be adversely affected if computer systems used by it or any third party with whom it has a material relationship do not properly perform date comparisons and calculations concerning dates on or after January 1, 2000, which in turn could have a negative impact on the handling or determination of trades and prices and the services provided to the Partnership.

  The Partnership has engaged third parties to perform primarily all of the services it needs. Accordingly, the Partnership's Year 2000 Problems, if any, are not its own but those that center on the ability of the General Partner, Prudential Securities Incorporated, its trading managers and any other third party with whom the Partnership has a material relationship (individually, a 'Service Provider,' and collectively, the 'Service Providers') to address and correct problems that may cause their systems not to function as intended as a result of the Year 2000 Problem.

  The Partnership has received assurance from its General Partner and Prudential Securities Incorporated that they anticipate being able to continue their operations without any material adverse impact from the Year 2000 Problem. Although other Service Providers, such as the Partnership's trading managers, have not made similar representations to the Partnership, the Partnership has no reason to believe that these Service Providers will not take steps necessary to avoid any material adverse impact on the Partnership, though there can be no assurance that this will be the case. The costs or consequences of incomplete or untimely resolution of the Year 2000 Problem by the Service Providers, or by governments, exchanges, clearinghouses, regulators, banks and other third parties, are unknown to the Partnership at this time, but could have a material adverse impact on the operations of the Partnership. The General Partner will promptly notify the Partnership's limited partners in the event it determines that the Year 2000 Problem will have a material adverse impact on the Partnership's operations.

  The Partnership has considered various alternatives as a contingency plan. If the Year 2000 Problems are systemic, for example, the federal government, the banking system, exchanges or utilities are affected materially, there may be no adequate contingency plan for the Partnership to follow other than to suspend operations. If the Year 2000 Problems are related to one or more of the other Service Providers selected by the Partnership, the Partnership believes that each such Service Provider is prepared to address any Year 2000 Problems which arise that could have a material adverse impact on the Partnership's operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Partnership from inception through December 31, 1998.

--------------------------------------------------------------------------------

   I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Prudential-Bache OptiMax Futures Fund, L.P. is accurate and complete.

     SEAPORT FUTURES
     MANAGEMENT, INC.
     (General Partner)

     By: Barbara J. Brooks
     Chief Financial Officer
--------------------------------------------------------------------------------

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per trade for the year ended December 31, 1998 was $59.

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