Form 10-K, Exhibit 13
period 1999-12-31
PRUDENTIAL BACHE OPTIMAX FUTURES FUND LP
filed 2000-03-30
CIK 866533

                                                         1999
--------------------------------------------------------------------------------
Prudential-Bache                                         Annual
OptiMax Futures Fund, L.P.                               Report

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

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in partners' capital present fairly, in all material respects, the financial position of Prudential-Bache OptiMax Futures Fund at December 31, 1999 and 1998, and the results of its operations for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the General Partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the General Partner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expresssed above.

/s/ PricewaterhouseCoopers LLP
January 28, 2000

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                                December 31,
                                                                        -----------------------------
                                                                            1999             1998
-----------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                    $ 2,984,501      $ 3,691,861
U.S. Treasury bills, at amortized cost                                   10,363,288       12,336,668
Net unrealized gain on open futures contracts                               910,586          822,226
                                                                        ------------     ------------
Total assets                                                            $14,258,375      $16,850,755
                                                                        ------------     ------------
                                                                        ------------     ------------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Redemptions payable                                                     $   435,781      $   230,441
Net unrealized loss on open forward contracts                               212,717          237,698
Accrued expenses                                                             94,341           70,377
Management fees payable                                                      23,250           27,570
Other transaction fees payable                                                  778            1,260
                                                                        ------------     ------------
Total liabilities                                                           766,867          567,346
                                                                        ------------     ------------
Commitments
Partners' capital
Limited partners (73,104.467 and 81,916.579 OptiMax Units
  outstanding)                                                           13,356,495       16,120,466
General partner (739 and 828 OptiMax Units outstanding)                     135,013          162,943
                                                                        ------------     ------------
Total partners' capital                                                  13,491,508       16,283,409
                                                                        ------------     ------------
Total liabilities and partners' capital                                 $14,258,375      $16,850,755
                                                                        ------------     ------------
                                                                        ------------     ------------
Net asset value per limited and general partnership unit (the
'OptiMax Units')                                                        $    182.70      $    196.79
                                                                        ------------     ------------
                                                                        ------------     ------------
-----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                                       3

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                            STATEMENTS OF OPERATIONS

                                                                    Year ended December 31,
                                                           -----------------------------------------
                                                              1999            1998           1997
----------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions                $    73,503     $5,398,731     $3,646,141
Change in net unrealized gain/loss on open commodity
  positions                                                    113,341       (510,717)       571,523
Interest from U.S. Treasury bills                              533,757        605,034        584,519
                                                           -----------     ----------     ----------
                                                               720,601      5,493,048      4,802,183
                                                           -----------     ----------     ----------

EXPENSES
Commissions                                                  1,242,436      1,296,436      1,191,476
Other transaction fees                                          39,484         71,761         62,540
Management fees                                                309,746        345,315        338,498
Incentive fees                                                  59,653      1,012,240        609,850
General and administrative                                     132,363        113,167        176,821
                                                           -----------     ----------     ----------
                                                             1,783,682      2,838,919      2,379,185
                                                           -----------     ----------     ----------
Net income (loss)                                          $(1,063,081)    $2,654,129     $2,422,998
                                                           -----------     ----------     ----------
                                                           -----------     ----------     ----------
ALLOCATION OF NET INCOME (LOSS)
Limited partners                                           $(1,052,435)    $2,627,581     $2,398,743
                                                           -----------     ----------     ----------
                                                           -----------     ----------     ----------
General partner                                            $   (10,646)    $   26,548     $   24,255
                                                           -----------     ----------     ----------
                                                           -----------     ----------     ----------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND
  GENERAL PARTNERSHIP UNIT
Net income (loss) per weighted average limited and
  general partnership unit                                 $    (13.36)    $    29.85     $    24.91
                                                           -----------     ----------     ----------
                                                           -----------     ----------     ----------
Weighted average number of limited and general
  partnership units outstanding                                 79,547         88,924         97,287
                                                           -----------     ----------     ----------
                                                           -----------     ----------     ----------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                                       4

                  PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
                            (a limited partnership)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                             OPTIMAX          LIMITED       GENERAL
                                              UNITS          PARTNERS       PARTNER         TOTAL
----------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1996        100,338.759     $14,155,921     $143,080     $14,299,001
Net income                                      --            2,398,743       24,255       2,422,998
Redemptions                                  (7,249.098)     (1,124,341)     (11,456)     (1,135,797)
                                           ------------     -----------     --------     -----------
Partners' capital--December 31, 1997         93,089.661      15,430,323      155,879      15,586,202
Net income                                      --            2,627,581       26,548       2,654,129
Redemptions                                 (10,345.082)     (1,937,438)     (19,484)     (1,956,922)
                                           ------------     -----------     --------     -----------
Partners' capital--December 31, 1998         82,744.579      16,120,466      162,943      16,283,409
Net loss                                        --           (1,052,435)     (10,646)     (1,063,081)
Redemptions                                  (8,901.112)     (1,711,536)     (17,284)     (1,728,820)
                                           ------------     -----------     --------     -----------
Partners' capital--December 31, 1999         73,843.467     $13,356,495     $135,013     $13,491,508
                                           ------------     -----------     --------     -----------
                                           ------------     -----------     --------     -----------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

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

   Through March 31, 1996, the Partnership maintained two classes (each a 'Class') of units. Class A units provided a downside protection for a period of approximately five years by investing 40% of its assets in U.S. Treasury bills, zero coupon bonds and a Guaranteed Investment Contract ('Reserve Assets'). Additionally, an irrevocable letter of credit was issued in favor of the Partnership by Citibank, N.A. and was intended to provide added protection to the Class A units against loss of their initial investment as of April 1, 1996. The remaining assets of the Class A units and 100% of the Class B units were committed to commodities trading. On April 1, 1996, when the letter of credit expired and proceeds from the maturity of the Reserve Assets were committed to commodities trading, the general partner merged the Class A units and Class B units in accordance with the Partnership Agreement into a newly created Class of units called the OptiMax Units.

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

   The General Partner generally maintains not less than 75% of the Partnership's net asset value in interest-bearing U.S. Government obligations (primarily U.S. Treasury bills), a significant portion of which is utilized for margin purposes for the Partnership's commodity trading activities. The remaining 25% of the Partnership's net asset value is held in cash in the Partnership's commodity trading accounts.

   All trading decisions for the Partnership are currently being made by Eagle Trading Systems, Inc. ('Eagle'), Robert M. Tamiso ('Tamiso') and Hyman Beck & Company, Inc. ('Hyman Beck'). Effective May 1, 1997, all assets managed by Chesapeake Capital Corporation ('Chesapeake') were reallocated to Eagle pursuant to its Eagle-Global System trading program. The monthly management fee paid to Eagle equals 1/6 of 1% (a 2% annual rate) of its net asset value as compared to 5/24 of 1% (a 2.5% annual rate) paid to Chesapeake. The quarterly incentive fee paid to Eagle equals 23% of the New High Net Trading Profits (as defined in the Advisory Agreement among the Partnership, the General Partner and Eagle) as compared to 17% of the New High Net Trading Profits paid to Chesapeake. During July 1998, Willowbridge Associates Inc. ('Willowbridge') ceased to serve as a trading manager to the Partnership. All assets previously managed by Willowbridge were reallocated to Tamiso. The monthly management fee paid to Tamiso equals 1/6 of 1% (a 2% annual rate) of its net asset value as compared to 1/4 of 1% (a 3% annual rate) paid to Willowbridge. The quarterly incentive fee paid to Tamiso equals 17% of the New High Net Trading Profits as compared to 20% of the New High Net Trading Profits paid to Willowbridge. The General Partner retains the authority to override trading instructions that violate the Partnership's trading policies.

B. Summary of Significant Accounting Policies

Basis of accounting

   The financial statements of the Partnership are prepared in accordance with generally accepted accounting principles.

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

   To the extent practicable, the Partnership invests a significant portion of its net asset value in U.S. Treasury bills which are often used to fulfill margin requirements. U.S. Treasury bills are carried at amortized cost, which approximates market. Interest on U.S. Treasury bills accrues for the benefit of the Partnership.

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

   Certain balances from the prior year have been reclassified to conform with the current financial statement presentation.

Income taxes

   The Partnership is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from the Partnership's operations are passed directly to the individual partners. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocations, distributions and redemptions

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

Accounting for Derivative Instruments

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Partnership adopted effective October 1, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. SFAS No. 133 supersedes SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments and SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk which required the disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments for an entity like the Partnership which carries its assets at fair value. The General Partner does not believe the adoption of SFAS No. 133 has a material effect on the carrying value of assets and liabilities within the financial statements.

C. Costs, Fees and Expenses

Commissions

   The General Partner, on behalf of the Partnership, entered into an agreement with PSI to act as commodity broker for the Partnership. The Partnership pays PSI commissions at a rate of 2/3 of 1% per month (an 8% annual rate) of the Partnership's net asset value as of the first day of each month. In addition, the Partnership is obligated to pay the National Futures Association, floor brokerage, exchange and clearing fees incurred in connection with the Partnership's commodity trading activities.

Management and incentive fees

   The Partnership pays each trading manager a monthly management fee of 1/6 of 1% (a 2% annual rate) of the portion of the net asset value allocated to each trading manager as of the end of each month.

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

D. Related Parties

   The General Partner and its affiliates perform services for the Partnership which include, but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing services and other administrative services.

   The costs incurred for these services for the years ended December 31, 1999, 1998 and 1997 were:

                                                               1999           1998           1997
                                                            ----------     ----------     ----------
         Commissions                                        $1,242,436     $1,296,436     $1,191,476
         General and administrative                             60,703         65,324         80,720
                                                            ----------     ----------     ----------
                                                            $1,303,139     $1,361,760     $1,272,196
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------

   Expenses payable to the General Partner and its affiliates (which are included in accrued expenses) as of December 31, 1999 and 1998 were $40,493 and $15,295, respectively.

   The Partnership's assets are maintained either in trading or cash accounts with PSI, the Partnership's commodity broker, or for margin purposes, with the various exchanges on which the Partnership is permitted to trade.

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

E. Income Taxes

   The following is a reconciliation of net income (loss) for financial reporting purposes to net income (loss) for tax reporting purposes for the years ended December 31, 1999, 1998 and 1997:

                                                              1999            1998           1997
                                                           -----------     ----------     ----------
Net income (loss) per financial statements                 $(1,063,081)    $2,654,129     $2,422,998
Change in unrealized gain/loss on nonregulated
  commodity positions                                         (320,108)      (285,928)        85,051
                                                           -----------     ----------     ----------
Tax basis net income (loss)                                $(1,383,189)    $2,368,201     $2,508,049
                                                           -----------     ----------     ----------
                                                           -----------     ----------     ----------

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

   Futures, forward and options contracts involve varying degrees of off-balance sheet risk; and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the contracts (or commodities underlying the contracts) frequently result in changes in unrealized gain (loss) on open commodity positions reflected in the statements of financial condition. The Partnership's exposure to market risk is influenced by a number of factors including the relationships among the contracts held by the Partnership as well as the liquidity of the markets in which the contracts are traded.

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

   The General Partner attempts to minimize both credit and market risks by requiring the Partnership and its trading managers to abide by various trading limitations and policies. The General Partner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties (currently, PSI is the sole counterparty or broker); limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreements among the Partnership, the General Partner and each trading manager, a trading manager will automatically be terminated if the net asset value allocated to that trading manager declines by 33 1/3% since the first day of any calendar year or since the initial allocation of assets to that trading manager. Furthermore, the Agreement of Limited Partnership provides that the Partnership will liquidate its positions, and eventually dissolve, if the Partnership experiences a decline in the net asset value of 50% since the commencement of trading activities. In each case, the decline in the net asset value is after giving effect for distributions and redemptions. The General Partner may impose additional restrictions (through modifications of such trading limitations and policies) upon the trading activities of the trading managers as it, in good faith, deems to be in the best interests of the Partnership.

   PSI, when acting as the Partnership's futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Partnership all assets of the Partnership relating to domestic futures and options trading and is not to commingle such assets with other assets of PSI. At December 31, 1999, such segregated assets totalled $8,028,726. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Partnership related to foreign futures and options trading which totalled $6,229,649 at December 31, 1999. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1999, all open futures and forward contracts mature within one year.

   Gross contract amounts represent the Partnership's potential involvement in a particular class of financial instrument (if it were to take or make delivery on an underlying futures or forward contract). Gross contract amounts significantly exceed future cash requirements as the Partnership intends to close out open positions prior to settlement and thus is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Partnership considers the 'fair value' of its futures and forward contracts to be the net unrealized gain or loss on the contracts. Thus, the amount at risk associated with counterparty nonperformance of all contracts is the net unrealized gain included in the statements of financial condition. The market risk associated with the Partnership's commitments to purchase commodities is limited to the gross contract amounts involved, while the market risk associated with its commitments to sell is unlimited since the Partnership's potential involvement is to make delivery of an underlying commodity at the contract price; therefore, it must repurchase the contract at prevailing market prices.

   At December 31, 1998, gross contract amounts of open futures and forward contracts were:

                                           1998
                                       ------------
Stock Index Futures:
  Commitments to purchase              $   245,410
Interest Rate Futures:
  Commitments to purchase               45,301,774
  Commitments to sell                   50,274,885
Currency Futures:
  Commitments to purchase                  216,163
  Commitments to sell                    1,262,608
Currency Forwards:
  Commitments to purchase                7,750,478
  Commitments to sell                    7,482,181
Commodity Futures:
  Commitments to purchase                  138,101
  Commitments to sell                    8,197,840

   At December 31, 1999 and 1998, the fair value of open futures and forward contracts was:

                                                       1999                            1998
                                           ----------------------------    ----------------------------
                                              Assets       Liabilities        Assets       Liabilities
                                           ------------    ------------    ------------    ------------
          Futures Contracts:
            Domestic exchanges
               Interest rates               $  207,534       $     --        $    175        $  3,572
               Stock indices                    87,680             --           3,225              --
               Currencies                       23,261          3,150          20,106           3,388
               Commodities                      12,827         24,975          97,898          22,075
            Foreign exchanges
               Interest rates                   31,830         10,611         635,972           3,568
               Stock indices                   419,307             --           8,536              --
               Commodities                     185,986         19,103          95,112           6,195
          Forward Contracts:
               Currencies                       69,218        281,935              --         237,698
                                           ------------    ------------    ------------    ------------
                                            $1,037,643       $339,774        $861,024        $276,496
                                           ------------    ------------    ------------    ------------
                                           ------------    ------------    ------------    ------------

   The following table presents the average fair value of futures, forward and options contracts during the year ended December 31, 1998.

                                                1998
                                   ------------------------------
                                      Assets         Liabilities
                                   ------------      ------------
Futures Contracts:
  Domestic exchanges
     Interest rates                 $  121,530         $  7,776
     Stock indices                      12,213            1,904
     Currencies                        205,413           27,874
     Commodities                       160,882           30,397
  Foreign exchanges
     Interest rates                    489,348           28,700
     Stock indices                      31,619            6,869
     Commodities                        46,884          138,318
Forward Contracts:
     Currencies                        347,672          281,380
     Commodities                         9,756           13,365
Options Contracts:
  Domestic exchanges
     Interest rates                      5,219               --
     Currencies                          3,175               --
  Foreign exchanges
     Interest rates                        571               --
     Commodities                         1,116               --
                                   ------------      ------------
                                    $1,435,398         $536,583
                                   ------------      ------------
                                   ------------      ------------

   The following table presents trading revenues from futures, forward and options contracts for the years ended December 31, 1998 and 1997, respectively:

                                     1998           1997
                                  ----------     ----------
Futures Contracts:
  Domestic exchanges
     Interest rates               $  928,969     $  557,572
     Stock indices                  (135,513)      (296,710)
     Currencies                     (355,979)       523,171
     Commodities                     263,362        335,196
  Foreign exchanges
     Interest rates                4,712,211        918,969
     Stock indices                  (222,009)       194,240
     Commodities                    (232,652)       141,588

Forward Contracts:
     Currencies                      212,300      1,985,427
     Commodities                    (111,484)       (14,860)

Options Contracts:
  Domestic exchanges
     Interest rates                  (90,705)         1,888
     Stock indices                        --        (11,400)
     Currencies                      (66,612)       (56,626)
     Commodities                          --        (10,356)
  Foreign exchanges
     Interest rates                   (8,148)       (25,079)
     Commodities                      (5,726)       (25,356)
                                  ----------     ----------
                                  $4,888,014     $4,217,664
                                  ----------     ----------
                                  ----------     ----------

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

Liquidity and Capital Resources

   The Partnership commenced operations on February 15, 1991 with gross proceeds of $70,309,500. After accounting for organizational and offering expenses, the Partnership's net proceeds were $62,452,578 for Class A units and $6,156,925 for Class B units. Through March 31, 1996, the Partnership maintained two classes (each a 'Class') of units. Class A units provided a downside protection for a period of approximately five years by investing 40% of its assets in U.S. Treasury bills, zero coupon bonds and a Guaranteed Investment Contract ('Reserve Assets'). Additionally, an irrevocable letter of credit was issued in favor of the Partnership by Citibank, N.A. and was intended to provide added protection to the Class A units against loss of their initial investment as of April 1, 1996. The remaining assets of the Class A units and 100% of the Class B units were committed to commodities trading. On April 1, 1996, when the letter of credit expired and proceeds from the maturity of the Reserve Assets were committed to commodities trading, the general partner merged the Class A units and Class B units in accordance with the Partnership Agreement into a newly created Class of units called the OptiMax Units.

   At December 31, 1999, a significant portion of the net asset value was held in U.S. Treasury bills (which represented approximately 74% of the net asset value prior to redemptions payable) and cash, which are used as margin for the Partnership's trading in commodities. Inasmuch as the sole business of the Partnership is to trade in commodities, the Partnership continues to own such liquid assets to be used as margin. The percentage that U.S. Treasury bills bears to the net asset value varies each day, and from month to month, as the market value of commodity interests change. The balance of the total net assets is held in cash. All interest earned on the Partnership's interest-bearing funds is paid to the Partnership.

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

   Since the Partnership's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Partnership's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationship among the contracts held. The inherent uncertainty of the Partnership's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond the Partnership's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The General Partner attempts to minimize these risks by requiring the Partnership and its trading managers to abide by various trading limitations and policies which include limiting margin amounts, trading only in liquid markets and utilizing stop loss provisions. See Note F to the financial statements for a further discussion on the credit and market risks associated with the Partnership's futures and forward contracts.

   The Partnership does not have, nor does it expect to have, any capital assets.

   Redemptions by limited partners recorded for the years ended December 31, 1999, 1998 and 1997 were $1,711,536, $1,937,438 and $1,124,341, respectively.
Additionally, redemptions by the General Partner recorded for the years ended December 31, 1999, 1998 and 1997 were $17,284, $19,484 and $11,456, respectively. Redemptions by limited partners and the General Partner recorded from commencement of operations, February 15, 1991, through December 31, 1999 totalled $76,355,940 (including $816,522 General Partner redemptions). Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   In accordance with the Agreement of Limited Partnership, if the Partnership's net asset value declines below $10 million as of the end of any business day, the Partnership will dissolve.

Results of Operations

   The net asset value per OptiMax Unit as of December 31, 1999 was $182.70, a decrease of 7.16% from the December 31, 1998 net asset value per OptiMax Unit of $196.79, which was an increase of 17.54% from the December 31, 1997 net asset value per OptiMax Unit of $167.43. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 317 and 281 futures funds in 1999 and 1998, returned gains of 1.48% and 6.81%, respectively. Past performance is not necessarily indicative of future results.

   The Partnership's unfavorable performance in 1999 resulted from losses in the metal, financial, and index sectors, offset by gains in the currency, energy, grain, and soft sectors.

   Volatility in the silver market throughout 1999 provided for significant metal sector losses. Silver began the year with a rally, but events in Yugoslavia forced a reversal. Into the second quarter silver failed to recognize a trend. In September, the European Central Bank's (ECB) decision to limit both gold sales and lending triggered strong movement in the gold market. Gold prices rose to two year highs over a ten-day period, causing short positions to incur losses for the Partnership. Silver moved in conjunction with gold as prices rallied towards the end of the third quarter and into the fourth also generating losses.

   In the financial sector, profits earned in the second and third quarters were not enough to offset losses in the first and fourth quarters. Volatility throughout the interest rate markets in the first quarter forced many positions to be closed at a loss. In the fourth quarter, global bond markets fell as a resurgence of inflation and interest rate fears were initiated by consistently strong U.S. economic data, evidence of rising inflation in Germany, and increased oil prices. Long positions in European and Australian bonds incurred losses.

   Gains in the first half of the year outpaced losses in the second half for the Partnership's currency sector positions. Short Swiss franc positions profited in the first quarter and into the second quarter as a strong U.S. economy caused the dollar to rise in value against it and most major currencies. Additionally, the Swiss franc lost value versus the U.S. dollar in the second quarter after losing its safe haven attraction as the war in Kosovo ended in May. Short positions in the euro benefited the Partnership during the first half of 1999. The euro fell in the first quarter amid a considerable slowdown in European growth and speculation that the European Central Bank would have to cut interest rates to smooth the transition to the new currency. A continuing strong U.S. economy and deteriorating confidence drove the euro's slide into the second quarter.

   Second and third quarter gains made for a profitable energy sector in 1999. Long positions, particularly crude oil and derivative products, provided gains when prices rose as extremely hot U.S. weather drove increased utility demand during June and following statements by Saudi Arabian and Mexican oil ministers reporting a high degree of compliance with OPEC production cuts. These production cuts continued to prove beneficial for the Partnership into the third quarter.

   Surpluses in the grain sector drove gains in short soybean and wheat positions. Weak Asian demand during the first quarter and the alleviation in August of drought-related supply concerns caused soybean prices to fall.

   Interest income is earned on the Partnership's investment in U.S. Treasury bills and varies monthly based on interest rates as well as the effect of trading performance and redemptions on the level of funds available for investment in U.S. Treasury bills. Weak trading performance during 1999, the liquidation of U.S. Treasury bills for the payment of redemptions, and lower interest rates during 1999 were the primary reasons for the decrease in interest income from U.S. Treasury bills of approximately $71,000 for the year ended December 31, 1999 as compared to 1998. The increase in interest income during 1998 versus 1997 of $21,000 was the result of strong trading performance during 1998, partially offset by the liquidation of U.S. Treasury bills for the payment of redemptions.

   Commissions are calculated on the net asset value on the first day of each month and, therefore, vary due to trading performance and redemptions. Weak trading performance and redemptions during 1999 resulted in a decrease of approximately $54,000 in commissions for the year ended December 31, 1999 as compared to 1998. Commissions increased approximately $105,000 for the year ended December 31, 1998 compared to 1997 due primarily to strong trading performance in 1998, partially offset by redemptions.

   Other transaction fees consist of National Futures Association, exchange and clearing fees which are based on the number of trades the trading managers execute, as well as which exchange, clearing firm or bank on, or through, which the contract is traded. Other transaction fees decreased approximately $32,000 for the year ended December 31, 1999 as compared to 1998, but increased approximately $9,000 for the year ended December 31, 1998 as compared to 1997 primarily due to fluctuations in trading volume.

   All trading decisions for the Partnership are currently being made by Eagle Trading Systems, Inc. ('Eagle'), Robert M. Tamiso ('Tamiso') and Hyman Beck & Company, Inc. ('Hyman Beck'). Effective May 1, 1997, all assets previously managed by Chesapeake Capital Corporation ('Chesapeake') were reallocated to Eagle pursuant to its Eagle-Global System trading program. Eagle is paid a monthly management fee at a 2% annual rate on its net asset value compared to 2.5% paid to Chesapeake. Additionally, during July 1998, Willowbridge Associates Inc. ('Willowbridge') ceased to serve as a trading manager to the Partnership. All assets previously managed by Willowbridge were reallocated to Tamiso. Tamiso is paid a monthly management fee at a 2% annual rate on its net asset value compared to 3% paid to Willowbridge.

   Management fees are calculated on the portion of the net asset value allocated to each trading manager at the end of each month, and, therefore, are affected by trading performance and redemptions. Management fees decreased $36,000 for the year ended December 31, 1999 as compared to 1998 primarily due to lower monthly net asset values as a result of weak trading performance and redemptions during 1999, as well as a reduction in the management fee rate from a 3% annual rate to 2% on the portion of the net assets that were reallocated from Willowbridge to Tamiso as discussed above. Management fees increased $7,000 for the year ended December 31, 1998 as compared to 1997 primarily due to the effect of strong trading performance during 1998 offset, in part, by redemptions and a reduction in the management fee rates paid to Tamiso and Eagle as compared to Willowbridge and Chesapeake, respectively, as discussed above.

   Incentive fees are based on the New High Net Trading Profits generated by each trading manager, as defined in the Advisory Agreements among the Partnership, the General Partner and each trading manager. Incentive fees of $60,000, $1,012,000 and $610,000 were earned during the years ended December 31, 1999, 1998 and 1997, respectively. Although the Partnership ended 1999 with an overall loss, incentive fees were earned by Tamiso from positive trading performance during the first six months of 1999. The payment of these fees is not contingent upon the future trading performance of the trading managers, either collectively or individually, and therefore, is unaffected by the Partnership's weak trading performance during the remainder of the year.

   General and administrative expenses increased approximately $19,000 for the year ended December 31, 1999 as compared to 1998. These expenses include reimbursements of costs incurred by the General Partner on behalf of the Partnership, in addition to accounting, audit, tax and legal fees as well as printing and postage costs related to reports sent to limited partners. General and administrative expenses decreased by approximately $64,000 for the year ended December 31, 1998 as compared to 1997 due, in part, to costs incurred during the first quarter of 1997 relating to the expiration of the letter of credit and the merger of the A and B units as discussed in Note A to the financial statements.

Accounting for Derivative Instruments

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Partnership adopted effective October 1, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. SFAS No. 133 supersedes SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments and SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk which required the disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments for an entity like the Partnership which carries its assets at fair value. The General Partner does not believe the adoption of SFAS No. 133 has a material effect on the carrying value of assets and liabilities within the financial statements.

Year 2000 Risk

      The arrival of year 2000 was much anticipated and raised serious concerns about whether or not computer systems around the world would continue to function properly and the degree of 'Year 2000 Problems' that would have to be resolved.

   The Partnership engages third parties to perform primarily all of the services it needs and also relies on other third parties such as governments, exchanges, clearinghouses, vendors and banks. The Partnership has not experienced any material adverse impact on operations related to Year 2000 Problems. While the Partnership believes that it has mitigated its Year 2000 risk, the Partnership cannot guarantee that an as yet unknown Year 2000 failure will not have a material adverse effect on the Partnership's operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Partnership from inception through December 31, 1999.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per trade for the year ended December 31, 1999 was $88.

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